UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a−6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section §240.14a−12

ANADIGICS, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a−6(i) (1) and 0−11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0−11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0−11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

141 Mt. Bethel Road
Warren, NJ 07059
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 7, 2013

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Annual Meeting”) of ANADIGICS, Inc., a Delaware corporation (“ANADIGICS”), will be held on May 7, 2013 at 10:00 o’clock a.m. (E.S.T.), at the Somerset Hills Hotel, 200 Liberty Corner Road (Route 525), Warren, New Jersey 07059, for the purpose of considering and acting upon the following:

1)	The election of three Class III Directors of ANADIGICS to hold office until 2016.

2)	The ratification of the appointment of Ernst & Young LLP as independent registered public accountants of ANADIGICS for the fiscal year ending December 31, 2013.

3)	The approval, on an advisory basis, of the compensation of our Named Executive Officers.

4)	To approve an amendment to the Amended and Restated 2005 Long Term Incentive and Share Award Plan..

5)	The transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors recommends a vote “FOR” the Director nominees and “FOR” Items 2, 3 and 4.

Only stockholders of record at the close of business on March 20, 2013 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof. Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card (the “Proxy”) and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket. For at least ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be open for the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours at the office of ANADIGICS.

Stockholders are cordially invited to attend the Annual Meeting. However, whether or not a stockholder plans to attend, each stockholder is urged to sign, date, and return promptly the enclosed Proxy in the accompanying envelope.

By order of the Board of Directors,

/s/ Bradley W. Yates
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 7, 2013:

The Annual Report, Notice of the 2013 Annual Meeting and Proxy Statement, and Proxy Statement of ANADIGICS are available at https://materials.proxyvote.com/032515 as of March 28, 2013.

ANADIGICS, Inc.
141 Mt. Bethel Road
Warren, NJ 07059

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

SOLICITATION OF PROXIES

GENERAL INFORMATION

This Proxy Statement and the enclosed Proxy are furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of ANADIGICS, Inc., a Delaware corporation (“ANADIGICS” or the "Company"), for use at the Annual Meeting of Stockholders to be held on May 7, 2013, at 10:00 o’clock a.m. (E.S.T.), at the Somerset Hills Hotel, 200 Liberty Corner Road (Route 525), Warren, New Jersey 07059, and at any adjournment of the Annual Meeting.  Directions to the hotel can be obtained at http://www.thesomersethillshotel.com/at-a-glance.htm.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Officers and employees of the Company, without additional compensation, may solicit proxies personally, by telephone, email, or by facsimile. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such entities for reasonable out-of-pocket expenses incurred by them in connection therewith.

NOTICE AND VOTING INSTRUCTIONS

Stockholders will receive either a Notice Card or a Proxy Card with overview information regarding the availability of proxy materials over the internet. Stockholders who have not already received and wish to receive a paper or email copy of the proxy materials must request one. There is no charge for requesting a copy. Requests can be made at the voting website, via telephone, or via email.

Voting by Internet: Use the internet link and control number provided to you on your Notice Card or Proxy Card. You may vote until 11:59 p.m., Eastern Time on May 6, 2013. You will need the control number provided on your Notice Card or Proxy Card to access the website.

Voting by Telephone: Call the toll-free telephone number provided on your Notice Card or Proxy Card. Telephone voting will be available until 11:59 p.m., Eastern Time on May 6, 2013. Detailed instructions will be provided during the call. The procedures are designed to authenticate votes cast by using the last 4 digits of a stockholder’s social security/taxpayer I.D. number.

Voting by Mail: Request a hardcopy of the proxy materials if you have not already received one. Then complete the Proxy Card, date and sign it, and return it in the envelope provided. Stockholders may also vote their shares in person at the Annual Meeting.

Attendance at the Annual Meeting will be limited to stockholders of record as of the close of business on March 20, 2013, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is their Annual Meeting ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations, ANADIGICS, Inc., 141 Mt. Bethel Road, Warren, New Jersey 07059, and include proof of ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting. Admission to the Annual Meeting will be facilitated if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

At the Annual Meeting, stockholders will be asked to (i) elect three Class III Directors, (ii) ratify the appointment of the Company’s independent registered public accounting firm, (iii) approve, on an advisory basis, the compensation of our Named Executive Officers and (iv) approve an amendment to the Amended and Restated 2005 Long Term Incentive and Share Award Plan (the “2005 Plan”) to (a) increase the maximum number of shares issuable thereunder from 16,050,000 to 24,850,000, and (b) increase the number of shares issuable thereunder in the form of awards other than stock options from 15,750,000 to 24,550,000.  Because many of our stockholders are unable to personally attend the Annual Meeting, the Board of Directors solicits the enclosed proxy so that each stockholder is given an opportunity to vote. This proxy enables each stockholder to vote on all matters which are scheduled to come before the meeting. When the proxy card is returned properly executed, the stockholder’s shares will be voted according to the stockholder’s directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified, the shares will be voted (i) FOR the election of the Director nominees listed below, (ii) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm, (iii) FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers and (iv) FOR the amendment of the 2005 Plan.

Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by the stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

A proxy may be revoked by giving the Secretary of ANADIGICS written notice of revocation at any time before the voting of the shares represented by the proxy. A stockholder who attends the meeting may cancel a proxy at the meeting. Votes will be counted as the majority of the total votes specifically received/voted on each proposal.

ANNUAL MEETING QUORUM REQUIREMENTS

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), entitled to vote (exclusive of shares held by or for the account of the Company) is necessary to constitute a quorum at the Annual Meeting of Stockholders. Abstentions and broker non-votes shall be counted for purposes of determining whether a quorum is present. Only holders of record of Common Stock at the close of business on March 20, 2013, the record date, are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

As of March 20, 2013 the Company had issued and outstanding approximately 82,078,909 shares of Common Stock. Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon.

Principal Stockholders and Share Ownership by Management and Directors

The following table sets forth as of March 20, 2013 certain information about beneficial stock ownership of (i) each person or entity we know to be the beneficial owner of more than five percent of our Common Stock, (ii) each Director (iii) the current executive officers named in the Summary Compensation Table, infra, (the “Named Executive Officers”) and (iv) all Directors and Named Executive Officers as a group. Unless specifically stated in the footnotes below, each Named Executive Officer and Director listed below has sole voting and investment power as to the shares of common stock listed beside his name.

In addition, unless otherwise indicated, the address of each beneficial owner listed is c/o ANADIGICS, Inc. 141 Mt. Bethel Road, Warren, New Jersey 07059.

Name	Common Stock Beneficially Owned		% Beneficial Ownership**
Wentworth, Hauser & Violich, Inc. 301 Battery Street, Suite 400 San Francisco, CA 94111-3203	4,285,300	(1)	5.2%

Paul Bachow	234,656	(2)	*
David Fellows	135,611		*
Terrence G. Gallagher	108,028	(3)	*
Ronald Michels	845,570	(4) (9)	1.0%
Harry T. Rein	182,492	(5)	*
Ronald Rosenzweig	222,840	(6)	*
Lewis Solomon	202,392	(7)	*
Dennis F. Strigl	83,588		*
John van Saders	58,708	(8) (9)	*
All Directors and Named Executive Officers as a group	2,073,885		2.5%

(1)
This information is based on the Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) on February 6, 2013 by Wentworth, Hauser & Violich, Inc.  Wentworth, Hauser & Violich, Inc. reported having sole voting power for 1,191,300 shares and shared dispositive power with respect to 4,285,300 shares.

(2)
Includes 38,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.  Also includes 166,410 shares of Common Stock held in the "The Bachow Family Trust dtd 11/16/2012".

(3)	Includes 24,927 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days and 4,083 of restricted stock units to vest on March 28, 2013.

(4)
Includes 317,459 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days and 166,650 of restricted stock units to vest on March 28, 2013 and 15,833 restricted stock units to vest on May 13, 2013.

(5)	Includes 68,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(6)	Includes 53,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(7)	Includes 28,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(8)	Includes 6,152 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days and 13,290 of restricted stock units to vest on March 28, 2013.

(9)
The amounts in the table do not reflect 33,334 restricted stock units awarded to Ron Michels and 10,000 restricted stock units awarded to John van Saders, scheduled to vest on May 20, 2013, subject to shareholder approval.

*	Less than 1%.

**	Calculated using shares outstanding as of March 20, 2013.

PROPOSAL I: ELECTION OF DIRECTORS

The Company’s by-laws provide that the Board of Directors shall be divided into three classes designated Class I, Class II and Class III with each class consisting as nearly as possible of one third of the total number of Directors constituting the Board of Directors; provided, however, that in no case will a decrease in the number of Directors shorten the term of any incumbent Director. The Board of Directors is presently comprised of seven members each of whom is independent within the NASDAQ listing standards except Ronald Michels.

The term of office for each Director in Class I expires at the Annual Meeting in 2014; the term of office for each Director in Class II expires at the Annual Meeting in 2015; and the term of office for each Director in Class III expires at the Annual Meeting in 2016. At each annual meeting of stockholders, Directors will be elected for full terms of three years to succeed those Directors whose terms are expiring.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If any nominee becomes unavailable for election, then those shares voted for such nominee will be voted for the election of a substitute nominee selected by the persons named in the enclosed proxy.

Each of the nominees for Class III Director, Messrs. Fellows, Rosenzweig and Solomon, will be elected to a term of office expiring at the Annual Meeting in 2016 if he receives the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Messrs. Fellows, Rosenzweig and Solomon are currently Class III Directors.

The Board of Directors recommends a vote “FOR” the Class III Director Nominees listed below:

DAVID FELLOWS (Age 60)

Mr. Fellows has served as a Director of the Company since May 2007; serving as a member of the Company's Technical Advisory Board from April 2003 until May 2007 and from January 2010 to present.  Prior to that, he served as Director of the Company from September 1994 until April 2003.  In addition, he became a general partner of Genovation Capital, LLC, an early stage venture capital company, in 2008. From 2003 to 2006 he was EVP and Chief Technology Officer at Comcast Cable, in charge of technology, engineering and technical operations, and from 2007 to 2010 he served Comcast as Executive Fellow. Prior to that, from December 2001 until their acquisition by Comcast in 2003 he was Chief Technology Officer at AT&T Broadband. Mr. Fellows received his Bachelor’s Degree in Engineering and Applied Physics from Harvard College and a Masters Degree in Electrical Engineering from Northeastern University. Mr. Fellows has also served on a number of private company and non-profit Boards. He is chair of the Data Standards Subcommittee for the SCTE, and was previously a member of the Board of Directors for CableLabs in Louisville, CO. He serves on and has served on, a number of Technical Advisory Boards.

Mr. Fellow’s areas of relevant experience include knowledge of technology, engineering and operations in the cable industry relevant to the Company’s infrastructure operations.

RONALD ROSENZWEIG (Age 75)

Mr. Rosenzweig, a co-founder of ANADIGICS in 1985, has served as a Director of the Company since its inception and previously was Vice-Chairman of the Board of Directors from August 2008 to September 2009. Mr. Rosenzweig was Executive Chairman of the Board from 1989 to 2008. From the Company’s inception in 1985 until 1998, Mr. Rosenzweig served as President and Chief Executive Officer of the Company. He was a co-founder of Microwave Semiconductor Corp. and served as the Company’s President and Chief Executive Officer and was a board member. Mr. Rosenzweig was also on the board of private company Quake Technology from 2004 to 2008. Mr. Rosenzweig joined the board of private company Maxtena in 2013.  Mr. Rosenzweig received his Bachelor’s Degree in Chemical Engineering from City College of New York.

Mr. Rosenzweig’s areas of relevant experience include knowledge of the industry, technology and markets, customers, manufacturing operations, institutional history and investor base.

LEWIS SOLOMON (Age 79)

Mr. Solomon is currently the Lead Independent Director of the Board. He has served as a Director of the Company since September 1994 and its Chairman from September 2009 to March 2013, and previously, from 1985 to 1989. Mr. Solomon has been Chairman of SCC Company, a consulting firm specializing in technology, since 1990 in addition to serving as the Chairman of the Board of Harmonic Inc. Prior to founding SCC Company, Mr. Solomon was an Executive Vice President with Alan Patricof Associates from 1983 to 1986, and a Senior Vice President of General Instruments from 1967 to 1983. Mr. Solomon received a Bachelor’s Degree in Physics from St. Joseph’s College and a Master’s Degree in Industrial Engineering from Temple University.

Mr. Solomon’s areas of relevant experience include operational, cost control, management, corporate governance and venture capital expertise.

DIRECTORS CONTINUING IN OFFICE UNTIL 2014

(Class I Directors)

HARRY T. REIN (Age 68)

Mr. Rein has served as a Director of the Company since 1985. He is a Partner Emeritus with Foundation Medical Partners. Mr. Rein was the principal founder of Canaan Partners in 1987, a venture capital investment firm and served as its managing general partner until 2002. Prior to that, he was President and CEO of GE Venture Capital Corporation. Mr. Rein joined General Electric Company in 1979 and directed several of GE’s lighting businesses as general manager before joining the venture capital subsidiary. Mr. Rein attended Emory University and Oglethorpe College and holds an MBA from the Darden School at the University of Virginia.

Mr. Rein’s areas of relevant experience include operational, cost control, management, corporate governance and venture capital expertise.

DENNIS F. STRIGL (Age 66)

Mr. Strigl has served as a Director since January 2010. He previously was on the board from January, 2000 to May, 2008. He was the President and COO of Verizon Communications from January 2007 through December 2009 and was formerly the President and CEO of Verizon Wireless, one of the largest wireless communications providers in the U.S., since its formation in April 2000. Previously, Mr. Strigl served as President and Chief Executive Officer of Bell Atlantic Mobile, Group President and Chief Executive Officer of the Global Wireless Group of Bell Atlantic, Vice President of Operations and Chief Operating Officer of Bell Atlantic New Jersey, Inc. (formerly New Jersey Bell Telephone Company) and served on its Board of Directors. He also served as President and CEO of Applied Data Research Inc. Mr. Strigl currently serves on the board of directors of PNC Financial Services Group and PNC Bank, Eastman Kodak Company and Tellabs. Mr. Strigl holds an undergraduate degree in Business Administration and a doctorate in Humane Letters from Canisius College and an M.B.A. from Fairleigh Dickinson University.

Mr. Strigl’s areas of relevant experience include knowledge of cellular communications carrier operations and requirements; extensive knowledge of the cellular communications industry; and management and corporate governance expertise.

DIRECTORS CONTINUING IN OFFICE UNTIL 2015

(Class II Directors)

RONALD MICHELS (Age 59)

Mr. Michels was appointed Chairman on March 20, 2013.  He has served as Director, President and Chief Executive Officer since March 28, 2011 and served as Senior Vice President – Chief Technology and Strategy Officer of the Company since April 2009. Prior to that Mr. Michels was the Senior Vice President Broadband Products. Mr. Michels joined ANADIGICS in 1987 and has served in several management and executive positions during that time. Prior to joining ANADIGICS, he held various engineering and management positions in Lockheed Electronics, New Jersey Public Broadcasting, and K & M Broadcasting. Mr. Michels earned his Bachelor’s degree in Electrical Engineering from the New Jersey Institute of Technology. He holds several U.S. Patents, has authored a number of publications in the area of RF communications and serves on the Lehigh University Electrical & Computer Engineering Advisory Board.

Mr. Michels’ areas of relevant experience include knowledge of broadband and wireless product design, marketing and sales, communications systems, industry and customer base and semiconductor processing and manufacturing.

PAUL BACHOW (Age 61)

Mr. Bachow has served as a Director of the Company since January 1993. He has been President of Bachow & Associates, Inc., a private investment firm, since he founded the firm in 1989. Bachow & Associates, Inc. has acted as the manager of numerous hedge funds, private equity investment funds, portfolio companies and other investment vehicles. Typical investments have been in the communications, electronics, services and productivity areas. Mr. Bachow has a B.A. from American University, a J.D. from Rutgers University, along with a Master’s Degree in tax law from New York University, and is a C.P.A.

Mr. Bachow’s areas of relevant experience include investment expertise in communications and electronic areas; financial, tax reporting, management, corporate governance, merger and acquisition, and accounting expertise.

COMPENSATION OF DIRECTORS

Our Company uses a combination of cash and equity-based incentive compensation for each non-employee Director's services. Directors who are employees of ANADIGICS, do not receive additional compensation for their service as Directors.

Cash Compensation Paid to Board Members. During 2012, each non-employee Director received an annual retainer of $40,000, other than Lewis Solomon, who received an annual retainer of $100,000 in his role as the Chairman of the Board, payable in equal quarterly installments.  During 2012, the committee chairpersons of the Audit Committee, Compensation and HR Committee and the Corporate Governance and Nominating Committee received an annual cash retainer of $15,000, $8,000 and $8,000, respectively. During 2012, the committee members of the Audit Committee, Compensation and HR Committee and the Corporate Governance and Nominating Committee received an annual cash retainer of $5,000, $3,000 and $3,000, respectively.  The new Chairman, Ron Michels, will receive no additional compensation as Chairman.  All other Committee chair and member compensation will continue at current levels.  The annual retainer rate for the new Lead Independent Director role will be $100,000 for the remainder of 2013.

Equity Compensation for Board Members. We have the flexibility to provide either stock options or restricted stock or restricted stock units or a combination thereof to our non-employee Directors. Historically, we have consulted the Institutional Shareholder Services guidelines and semiconductor industry peer group benchmarks with respect to equity compensation for Directors. New non-employee Directors receive an initial equity grant of options, restricted stock or a combination thereof, not to exceed an aggregate of 50,000 shares or  a value (as of the date of grant) of $125,000, which vests 1/3 annually over a three year period. In 2012, each non-employee Director received, at the beginning of the fiscal year, an annual equity grant of options, restricted stock, restricted stock units or a combination thereof, not to exceed 30,000 shares or a maximum of $180,000 in value (as of the date of grant), which vests one year from the date of grant.

DIRECTOR COMPENSATION TABLE

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. The following table sets forth certain information regarding the compensation earned by, or awarded to, each non-employee Director for their service on our Board of Directors in 2012.

Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Stock Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Paul Bachow	$55,000	$69,300	-	n/a	n/a	-	$124,300
David Fellows	$48,000	$69,300	-	n/a	n/a	-	$117,300
Harry Rein	$53,500	$69,300	-	n/a	n/a	-	$122,800
Ronald Rosenzweig	$42,500	$69,300	-	n/a	n/a	-	$111,800
Lew Solomon	$106,000	$69,300	-	n/a	n/a	-	$175,300
Dennis Strigl	$51,000	$69,300	-	n/a	n/a	-	$120,300

(1)
Amounts shown do not reflect compensation actually received by each Director. Instead, the amounts shown are the grant date fair value of the stock awards as determined in accordance with ASC 718. The amount indicated reflects the grant date fair value for RSUs granted with the following fair values as of the grant date: 30,000 RSUs were granted on January 3, 2012 with a fair value of $2.31 per unit.

INFORMATION REGARDING CORPORATE GOVERNANCE AND COMPENSATION

BOARD LEADERSHIP STRUCTURE

Periodically, the Board and the Governance and Nominating Committee assess the role of the Chairman of the Board and the Board leadership structure to ensure the interests of the Company and its shareholders are best served.  As a result of this review, the Board recently took action to combine the roles of Chairman of the Board and Chief Executive Officer, and to also create the role of Lead Independent Director.  Effective as of March 20, 2013, the Chairman and Chief Executive Officer positions are held by Ronald Michels and the position of Lead Independent Director is held Lewis Solomon.

In making this determination, the Board took into account:

•	Naming Mr. Michels as Chairman would add a substantial strategic perspective to that position;
•	The combined Chairman and Chief Executive Officer role would fully leverage Mr. Michels’ skill and experience; and
•	Naming Mr. Michels as Chairman, along with the designation of a Lead Independent Director, would provide an important element of continuity to the Board’s leadership structure.

In making these judgments, the Board also took into account its evaluation of Mr. Michels’ performance as Chief Executive Officer and President, his very positive relationships with the other members of the Board, and the strategic vision and perspective he would bring to the Chairman position.  The Board was uniformly of the view that Mr. Michels would provide excellent leadership to the Board in the performance of its duties.  Taking all of this into account, the Board concluded that naming him as Chairman of the Board would fully leverage his skill and experience and enable an effective process for Board and leadership succession at ANADIGICS, and would best serve the interests of the Company and its shareholders.

At the time Mr. Michels became Chairman, the Board unanimously elected Lew Solomon as Lead Independent Director.  The duties of the Lead Independent Director are as follows:

•	Preside at all meetings of the Board of Directors at which the Chairman is not present;
•	Call and chair meetings of the independent Directors;
•	Provide advice with respect to the selection of Committee Chairs and members; and
•	Perform such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

BOARD’S ROLE IN RISK OVERSIGHT

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board as well as through direct reports by key management personnel at the Board meetings. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies.

BOARD MEETINGS AND ATTENDANCE

During fiscal 2012 the Board of Directors met six times. The non-employee Directors met on a regular basis in executive sessions without management present. Lewis Solomon, in his role as the Chairman of the Board, presided at the executive sessions. Each of the Directors attended 100% of the aggregate of all meetings held by the Board and all standing committees on which he served. Last year, six Directors attended the 2012 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD

The standing committees of the ANADIGICS Board of Directors are as follows:

The Governance and Nominating Committee is responsible for (i) assisting the Board of Directors in identifying individuals qualified to become Directors and to recommend to the Board of Directors the director nominees; (ii) recommending members of the Board of Directors to serve on the committees of the Board of Directors; (iii) recommending to the Board of Directors individuals qualified to be elected as officers of the Company; (iv) recommending to the Board of Directors the corporate governance and business ethics policies, principles, guidelines, including succession plans for the Chief Executive Officer in the event of death or disability, and codes of conduct applicable to the Company; and (v) leading the Board of Directors in its annual review of the Board’s performance. Messrs. Fellows, Rein, Solomon and Strigl (chair) were members of the Governance and Nominating Committee during fiscal 2012 and are independent within the meaning of the NASDAQ listing standards. The Governance and Nominating Committee met once during the 2012 fiscal year. The Governance and Nominating Committee operates under a written charter and pursuant to corporate governance guidelines posted on the Company’s website at www.anadigics.com.

The Audit Committee is established in accordance with applicable securities laws and is responsible for (i) determining the adequacy of the Company’s internal accounting and financial controls, (ii) reviewing the results of the audit of the Company performed by the independent public auditors, and (iii) recommending the selection of independent public auditors. Messrs. Bachow (Chair), Fellows and Rosenzweig were members of the Audit Committee during fiscal 2012 and are independent within the meaning of the NASDAQ listing standards. The Company’s Board of Directors has determined that one member of the Audit Committee, Mr. Bachow, is an audit committee financial expert as described in Item 407(d) of Regulation S-K.  The Audit Committee met four times during the 2012 fiscal year. Mr. Bachow’s qualifications as an audit committee financial expert are set forth in his Director profile above. The Audit Committee operates under a written charter posted on the Company’s website at www.anadigics.com.

The Compensation and HR Committee determines matters pertaining to the compensation of certain executive officers of the Company and administers the Company’s stock option, incentive compensation, and employee stock purchase plans. Messrs. Rein (Chair), Solomon and Strigl were members of the Compensation and HR Committee during fiscal 2012.  The Compensation and HR Committee met three times during the 2012 fiscal year. The Compensation and HR Committee operates under a written charter posted on the Company’s website at www.anadigics.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation and HR Committee members is an employee of the Company and all of them are considered "independent" Directors under the applicable NASDAQ listing standards. There were no interlocks or insider participation between any member of the Board of Directors or the Compensation and HR Committee and any member of the Board of Directors or the compensation committee of another company.

DIRECTOR NOMINATION

In its assessment of each potential nominee, the Governance and Nominating Committee will review the nominee’s integrity, independence, intelligence and understanding of the Company’s or other related industries and such other factors as the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board of Directors.

Although the Governance and Nominating Committee considers diversity as a factor in assessing the appropriate skills and characteristics required of Board members, the Board does not have a formal policy with regard to diversity in identifying Director nominees. The Governance and Nominating Committee will also take into account the ability of a potential nominee to devote sufficient time to the affairs of the Company.

When seeking to identify nominees for membership on the Board of Directors, the Governance and Nominating Committee may solicit suggestions from incumbent Directors, management, stockholders or others. The Governance and Nominating Committee has the authority to retain any search firm for this purpose. After conducting an initial evaluation of a potential nominee, the Governance and Nominating Committee will interview that nominee if it believes such nominee may be a suitable Director. The Governance and Nominating Committee may also ask the potential nominee to meet with management. If the Governance and Nominating Committee believes a potential nominee would be a valuable addition to the Board of Directors, it will recommend that nominee’s election to the full Board of Directors.

Pursuant to its charter, the Governance and Nominating Committee will consider nominees for membership on the Board of Directors recommended by stockholders of the Company and submitted in accordance with the Company’s by-laws to the attention of the Secretary of the Company at 141 Mt. Bethel Road, Warren, NJ 07059. The Company did not receive any nominations for membership on its Board of Directors from stockholders in connection with the 2012 Annual Meeting of Stockholders.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted procedures that provide security holders of the Company and other interested parties with the ability to communicate with one or more of the Company’s Directors by mail, care of the Secretary, 141 Mt. Bethel Road, Warren, New Jersey 07059. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications will be forwarded to the appropriate Director or Directors for review.

CODE OF ETHICS

The Company has adopted a Code of Conduct and Business Ethics that applies to Directors, officers and employees, including the President and Chief Executive Officer, and Chief Financial Officer and has posted such code on its website at (www.anadigics.com). Changes to and waivers granted with respect to the Company’s Code of Conduct and Business Ethics that are required to be disclosed pursuant to the applicable rules and regulations will be filed on a current report on Form 8-K and posted on the Company website.

PROPOSAL II: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has retained Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013. Although stockholder ratification is not required by the Company’s bylaws or under any other applicable legal requirement, the Audit Committee is asking the stockholders for ratification of the selection of Ernst & Young LLP as a matter of good corporate governance. If the stockholders do not ratify the Audit Committee’s selection of Ernst & Young LLP, the Audit Committee will take such determination into account in its future selection of an independent registered public accounting firm. Ernst & Young LLP will have a representative present at the Annual Meeting who will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.  The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy and entitled to vote is required for approval of this proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants of the Company for the year ending December 31, 2013.

PROPOSAL III: THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Advisory Vote on Executive Compensation

2011 and 2012 Say-on-Pay Voting Results

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), in our 2011 Proxy Statement, we provided our stockholders with the opportunity to cast non-binding advisory votes to approve the compensation of our Named Executive Officers and to determine the frequency of future such “say-on-pay” votes. The say-on-pay proposal was approved by approximately 98% of the votes cast at our Annual Meeting of Stockholders, held May 12, 2011, and our stockholders expressed a clear (91%) preference for annual say-on-pay votes. Our Board of Directors determined at that time that it would provide our stockholders with annual say-on-pay voting opportunities.  In our 2012 Proxy Statement, we again provided our stockholders with the opportunity to cast non-binding advisory votes to approve the compensation of our Named Executive Officers.  The say-on-pay proposal was approved by approximately 88% of the votes cast at our Annual Meeting of Stockholders, held May 8, 2012.

We design our executive compensation plans and programs to help us attract, motivate and reward and retain highly qualified executives who are capable of creating sustained value for our stockholders.  We implement compensation programs that promote a performance-based culture and are intended to align the interests of our executives with those of our stockholders.  We encourage you to review the details of our compensation discussion and analysis including the Compensation and HR Committee’s processes and decisions that are described in the following pages.  In summary, the foundation of our executive compensation programs rests on the following principles and best practices:

The committee is comprised solely of independent directors who are committed to upholding strong governance practices.

•
The Compensation and HR committee considers a variety of reports and analyses such as:  market survey data, summaries of existing Named Executive Officer compensation, proxy data of our peers, publicly-available performance data of our peers, shareholder votes or feedback, and reports from external proxy advisory agencies when making decisions to establish target compensation opportunities and to deliver actual rewards to our executive officers, including our Named Executive Officers.

The committee’s decisions on executive pay reflect the challenges and commitments required by our executives in executing our new business plans.

•
In 2011, declining business performance led the Board of Directors to put an entirely new executive team in place to lead the business turnaround.  That business turnaround is still in progress, and not yet completed.

•
2012 was a transition year in which revenue from newly developed products began to exceed revenue declines in our legacy product lines during the second half of 2012.  During 2012 our stock price increased from $2.19 on December 31, 2011 to $2.52 on December 31, 2012.

•	Recognizing the size of the 2011 compensation packages for each newly promoted Named Executive Officer, 2012 total compensation was significantly lower for each of our Named Executive Officers.

Our compensation plans emphasize long-term performance.

•
Our program has a balanced-portfolio approach to deliver rewards in cash and equity based on sustained performance over time.  The use of equity awards fosters retention and aligns our executives’ interests with those of our stockholders.

The committee has taken additional steps to link pay and performance.

•	Our Named Executive Officers’ short-term incentive compensation is 100% performance-based.

•
Awards under our plans are impacted when our performance does not meet threshold levels.  This fact was again demonstrated in 2012 when no award was made under our short-term incentive plans for the first half of 2012, and payouts ranged from 18% to 100% of the target incentive for the second half of 2012.

•
50% of the long-term incentive awarded to our Chief Executive Officer on June 28, 2011 was performance-based.  Vesting is based on the Company’s one-year, two-year and three-year relative total shareholder return compared to that of the Philadelphia Semiconductor Index component companies.  The one-year, two-year and three-year relative total shareholder return measurement periods each begin July 1, 2011, and end on June 30, 2012, 2013, and 2014, respectively.  The portion of this award tied to the one-year relative total shareholder return was not earned and that portion of the award was cancelled.

•
50% of the long-term incentive approved by the Compensation and HR Committee for our Chief Executive Officer and Executive Vice President, Quality and Design Technology on February 16, 2012 was performance-based.  Vesting is based on absolute total shareholder return for the one-year, two-year, and three-year time periods beginning December 31, 2011.  The portion of the award tied to the one-year absolute total shareholder return was not earned.  These awards are subject to stockholder approval of Proposal IV of this Proxy Statement.

•
The Compensation and HR Committee adopted a Pay for Performance policy in 2011 requiring that 100% of any equity granted for short-term incentive awards is performance-based and at least 50% of equity awarded for long-term incentive awards is performance-based.

We have high levels of Named Executive Officer and Director stock ownership and have adopted clawbacks, hedging prohibitions and caps on awards.

•
Ownership levels range from shares with a market value equal to approximately one times base salary for our Executive Vice President, Quality and Design Technology and Vice President, Chief Financial Officer to more than four times base salary for our Chief Executive Officer.  Our incentive plans are capped at individual and aggregate levels to eliminate the potential for unintended windfalls.

The Dodd-Frank Act requires that we seek an advisory, non-binding vote of our stockholders on our executive compensation programs, as disclosed in the Compensation Discussion and Analysis section and the accompanying tables within this Proxy Statement.  The vote is advisory and thus non-binding on the Company; however, we will review the results and take them into consideration when making future compensation decisions relating to executive compensation.

We believe our executive compensation program is designed to motivate and appropriately reward our executives and is aligned with our stockholder’s interest to support long-term growth.  We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted stock units) and long-term incentives reward sustained performance that is aligned with long-term shareholder interests. See “Compensation Discussion and Analysis.” The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy and entitled to vote is required for approval of this proposal.

We are asking stockholders for a non-binding vote to approve the following resolution:

RESOLVED, that the compensation of the Company’s Named Executive Officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure and related material, set forth in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders is approved.

This Say-on-Pay proposal vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. As an advisory vote, this proposal is non-binding. However, the Board and our Compensation and HR Committee, which is responsible for designing and overseeing the administration of our executive compensation program, values the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

PROPOSAL IV:  AMEND THE 2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN

On March 20, 2013, the Board of Directors voted to adopt, subject to stockholder approval, an amendment to the 2005 Long-Term Incentive Share Award Plan that increased the maximum number of shares available for grants from 16,050,000 shares to 24,850,000 shares, the number of such shares available to be issued in the form of awards other than stock options, from 15,750,000 shares to 24,550,000 shares, and the number of shares with respect to which options and SARs may be granted to a participant and the number of shares with respect to which awards intended to qualify as performance−based compensation under the Internal Revenue Code (other than options and SARs) may be granted to a participant, in each case from 500,000 shares to 750,000 shares in any calendar year, subject to anti-dilution in accordance with the terms of the 2005 plan.

BACKGROUND

On April 6, 2005, the Board of Directors approved the 2005 Plan, subject to stockholder approval which was granted on May 19, 2005.  The 2005 Plan replaced the Company’s 1995 Plan which terminated on February 28, 2005.   The 2005 Plan was amended and restated at the 2006 Annual Meeting on May 18, 2006, to increase the number of shares issuable thereunder from 2,700,000 to 5,450,000 and at the 2007 Annual Meeting on May 17, 2007, to increase the number of shares issuable thereunder from 5,450,000 to 6,450,000 and at the 2008 Annual Meeting on May 15, 2008, to increase the number of shares issuable thereunder from 6,450,000 to 11,550,000, and on May 13, 2010, to increase the number of shares issuable thereunder from 11,550,000 to 16,050,000.  The Board of Directors believes that the growth and profitability of the Company depend in large part on its ability to maintain a competitive position in the industry by attracting, retaining and motivating employees with experience and ability.  ANADIGICS believes that its stock-based compensation programs are important to its achieving this objective.

The Company is currently authorized to issue up to a maximum of 16,050,000 shares of Common Stock, pursuant to its 2005 Plan, subject to anti-dilution adjustments; provided that the maximum number of shares available to be issued in the form of awards other than stock options not exceeds 15,750,000 shares.

•
The mean annual rate of competitor stock grant practices among Russell 3000 semiconductor companies was 4.3% of common shares outstanding based on published data from ISS Corporate Services as of December 20, 2012.  Using our shares outstanding count of 82 million, this equates to award levels of 3.5 million stock options or, alternatively, 2.35 million full value shares per year.

•
As of March 20, 2013, there were approximately 519,034 shares remaining available for future award under the 2005 Plan. The Company anticipates that the number of shares currently available under the 2005 Plan is insufficient to meet the Company’s needs, thereby impairing its ability to attract and retain key employees.

Accordingly, on March 20, 2013, the Board of Directors adopted, subject to stockholder approval, an amendment to the 2005 Plan that (i) increased the maximum number of shares available for grants from 16,050,000 shares to 24,850,000 shares, and (ii) increased the number of such shares available to be issued in the form of awards other than stock options, from 15,750,000 shares to 24,550,000 shares, and (iii) increased the maximum number of shares with respect to which options and SARs may be granted to a participant and the number of shares with respect to which awards intended to qualify as performance−based compensation under the Internal Revenue Code (other than options and SARs) may be granted to a participant, in each case from 500,000 shares to 750,000 shares in any calendar year, subject to anti-dilution in accordance with the terms of the 2005 Plan.  In addition, as described elsewhere in this Proxy Statement, the Company awarded restricted stock units covering a total of 200,000 shares to Ronald Michels, the Company’s President and Chief Executive Officer, and restricted stock units covering a total of 60,000 shares to Jon van Saders, the Company’s Executive Vice President, Quality and Design Technology, subject to stockholder approval of the amendment to the 2005 Plan.  In addition, a total of 620,000 additional restricted stock units were approved for non-executive officers by the Company in 2012 subject to the same shareholder approval.

•
Based on our recent award mix between stock options and full value shares or units, and maintaining grant practices at a level sufficient to attract and retain the talent required for our business, the shares authorized under this proposal are expected to be sufficient to meet the Company’s need until the expiration of the 2005 Plan.

The following describes the material terms of the 2005 Plan.  This description does not purport to be complete and is qualified in its entirety by reference to the full text of the 2005 Plan which is included as part of this Proxy Statement as Appendix A.  This description does not purport to be complete and is qualified in its entirety by reference to the full text of the 2005 Plan, which incorporates the amendment to the Plan described above, which was approved by the Board on March 20, 2013, subject to shareholder approval, and which is included as part of the Proxy Statement as Appendix A (with changes highlighted in bold type in Sections 4 (a) and 4 (b)).

The closing sale price of a share of Common Stock was $2.00 on March 20, 2013.

PURPOSE

The 2005 Plan is intended to advance the interests of the Company and its stockholders by providing a means to attract, retain and motivate employees, consultants, and Directors of the Company, its subsidiaries and affiliates, to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long term value for stockholders by aligning the interests of such persons with those of stockholders.

ADMINISTRATION

The 2005 Plan will be administered by the Compensation & HR Committee (the “Committee”) of the Board of Directors or such other Board committee (which may include the entire Board) as may be designated by the Board.  However, unless otherwise determined by the Board, the Committee shall consist of two or more Directors of the Company, each of whom is a “non−employee director” within the meaning of Rule 16b−3 under the Exchange Act, to the extent applicable, and each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, to the extent applicable.

The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the 2005 Plan, including, without limitation: (i) select eligible persons to whom awards may be granted; (ii) designate affiliates; (iii) determine the type or types of awards to be granted to each eligible person; (iv) determine the type and number of awards to be granted, the number of shares to which an award may relate, the terms and conditions of any award granted under the 2005 Plan; and (v) make all other decisions and determinations as may be required under the terms of the 2005 Plan or as the Committee may deem necessary or advisable for the administration of the 2005 Plan.  The Committee may delegate to other members of the Board or officers or managers of the Company or any subsidiary or affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b−3 (if applicable) and applicable law.

SHARES AVAILABLE

Under the 2005 Plan, the number of shares that may be made subject to awards under the 2005 Plan currently may not exceed 16,050,000 shares, provided that the total amount of shares that may be issued for awards of stock or stock units, including awards of restricted stock and restricted stock units and awards of stock appreciation rights (“SARs”) may not exceed an aggregate of 15,750,000 shares.  The proposed amendments to the 2005 Plan would increase the numbers of shares in the preceding sentence to 24,850,000 and 24,550,000, respectively.  In addition, during a calendar year (i) the maximum number of shares with respect to which options and SARs may be granted to a participant under the 2005 Plan will be 500,000 shares, and (ii) the maximum number of shares which may be granted to a participant under the 2005 Plan with respect to awards intended to qualify as performance−based compensation under the Internal Revenue Code (other than options and SARs) will be 500,000 shares.  The proposed amendments would increase these calendar year share maximums for options and SARs to 750,000 and other performance-based compensation to 750,000 shares.  These share amounts are subject to anti−dilution adjustments in the event of certain changes in the Company’s capital structure, as provided in the 2005 Plan.  Shares to be delivered under the 2005 Plan may be either authorized, but unissued, shares of Common Stock or treasury shares.

Shares covered by the unexercised or undistributed portion of any terminated, expired or forfeited award made under the 2005 Plan will be available for further awards under the 2005 Plan.  No awards may be made under the 2005 Plan after the tenth anniversary of the date that it is approved by the Board.

AWARDS

Awards may be granted to employees (approximately 500 individuals), consultants (none anticipated at this time), and Directors (six individuals) of the Company, its subsidiaries and affiliates on the terms and conditions set forth in the 2005 Plan.  All employees are eligible to participate in the 2005 Plan.  The following types of awards may be granted under the 2005 Plan:

Stock Options.  Stock options may be non−qualified stock options or incentive stock options that comply with Section 422 of the Internal Revenue Code.  Only employees of the Company or a subsidiary may be granted incentive stock options.  The exercise price for any stock option will be determined by the Committee at the time of grant, but exercise price per share shall not be less than the fair market value of a share on the date of grant of the option.  The 2005 Plan limits the term of any stock option to ten years from the date of grant of the option.  The Committee shall determine at the date of grant or thereafter the time or times at which an stock option may be exercised in whole or in part.

Stock Appreciation Rights.  The Committee may grant SARs to eligible persons independently of any stock option or in tandem with all or any part of a stock option granted under the 2005 Plan.  Upon exercise, each SAR entitles a participant to receive an amount equal to the excess of (i) the fair market value of one share of Common Stock on the date of exercise over (ii) the exercise price per share of Common Stock of the SAR as determined by the Committee on the date the SAR is granted.  The exercise price of a SAR will not be less than the fair market value of a share on the date of grant.  The SARs may be settled in shares of Common Stock or in cash, as determined by the Committee.

Restricted Shares.  The Committee may grant restricted shares to eligible persons that may not be sold or otherwise disposed of, and are subject to forfeiture, during a restricted period as determined by the Committee except as otherwise provided by the Committee.  During the applicable restricted period, restricted stock may be voted by the recipient and the recipient will be entitled to receive dividends thereon.

Restricted Share Units.  The Committee may grant restricted share units to eligible persons.  Such restricted share units may be subject to restrictions as determined by the Committee at the date of grant.  An award of a restricted share unit is an award of the right to receive a share of Common Stock or cash after expiration of the restricted period determined by the Committee.

Performance Shares and Performance Units.  Performance shares and performance units are awards of a fixed or variable number of shares or of dollar−denominated units that are earned by achievement of performance goals in the performance period established by the Committee.  If the applicable performance criteria are met, the shares are earned and become unrestricted with respect to performance shares or an amount is payable with respect to performance units.  Amounts earned under performance shares or performance units originally awarded may be paid in shares of Common Stock, cash or a combination of both.

Dividend Equivalents.  The Committee is authorized to grant dividend equivalents to eligible persons.  The Committee may provide, at the date of grant or thereafter, that dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares, or other investment vehicles, as the Committee may specify.

Other Share−Based Awards.  The Committee may grant other types of awards which may be based in whole or in part by reference to shares of Common Stock or upon the achievement of performance goals on such other terms and conditions as the Committee may prescribe.

PERFORMANCE AWARDS

The Committee determines if an award of restricted shares, restricted share units, performance shares, performance units or other share−based awards should qualify under the performance−based compensation exception to the $1,000,000 cap on deductibility under Section 162(m) of the Internal Revenue Code.   The grant, vesting, exercise and/or settlement of any such awards shall be contingent upon achievement of pre−established performance goals based on one or more of the following business criteria for the Company and/or for specified subsidiaries or affiliates or other business units or lines of business of the Company: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, or return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income; (9) share price or total stockholder return (either absolute or relative); and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.  The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.  The maximum amount payable upon settlement of cash−settled performance units or other cash−settled awards granted under the 2005 Plan for any calendar year to any participant that is intended to satisfy the requirements of performance−based compensation under Section 162(m) of the Internal Revenue Code shall not exceed $1,000,000.

NONTRANSFERABILITY

Awards shall not be transferable by an eligible person except by will or the laws of descent and distribution (except pursuant to a beneficiary designation) and shall be exercisable during the lifetime of an eligible person only by such eligible person or his guardian or legal representative.

AMENDMENT

The Board may amend, alter, suspend, discontinue, or terminate the 2005 Plan or the Committee’s authority to grant awards under the 2005 Plan without the consent of stockholders of the Company or participants, except that any such amendment or alteration shall be subject to the approval of the Company’s stockholders (i) to the extent such stockholder approval is required under the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted, or (ii) as it applies to incentive stock awards, to the extent such stockholder approval is required under Section 422 of the Internal Revenue Code; provided, however, that, without the consent of an affected participant, no amendment, alteration, suspension, discontinuation, or termination of the 2005 Plan may materially and adversely affect the rights of such participant under any award theretofore granted to him or her.  The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a participant, no amendment, alteration, suspension, discontinuation or termination of any award may materially and adversely affect the rights of such participant under any award theretofore granted to him or her.

FEDERAL INCOME TAX CONSEQUENCES

Federal Income Tax Consequences.  The following is a summary of the federal income tax consequences of the 2005 Plan, based upon current provisions of the Internal Revenue Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any state, local or foreign tax laws.

STOCK OPTIONS

In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to the Company.  The tax consequences associated with the exercise of an option and the subsequent disposition of shares of Common Stock acquired on the exercise of such option depend on whether the option is a nonqualified stock option or an incentive stock option.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Common Stock received upon exercise over the exercise price.  The Company will generally be able to claim a deduction in an equivalent amount.  Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock will be capital gain or loss, long−term or short−term, depending on the holding period for the shares of Common Stock.

Generally, a participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to the Company, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death).  If an incentive stock option granted under the 2005 Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option.  Also, an incentive stock option granted under the 2005 Plan will be treated as a nonqualified stock option to the extent it (together with other incentive stock options granted to the participant by the Company) first becomes exercisable in any calendar year for shares of Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.

If shares of Common Stock acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long−term capital gain or loss.  The Company cannot deduct any amount taxable to an employee in such case.  If shares of Common Stock acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one−year or two−year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and the Company will generally be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the exercise price.  Any additional gain will be treated as capital gain, long−term or short−term, depending on how long the shares of Common Stock have been held.  Where shares of Common Stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long−term or short−term capital loss, depending on how long the shares of Common Stock have been held.

If an option is exercised through the use of shares of Common Stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise.  The amount of any built−in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction.

Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

RESTRICTED SHARES

A participant who receives restricted shares will generally recognize ordinary income at the time that they “vest”, i.e., when they are no longer subject to a substantial risk of forfeiture.  The amount of ordinary income so recognized will generally be the fair market value of the Common Stock at the time the shares vest, less the amount, if any, paid for the shares.  This amount is generally deductible for federal income tax purposes by the Company.  Dividends paid with respect to Common Stock that is non−vested will be ordinary compensation income to the participant (and generally deductible by the Company).  Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long−term or short−term, depending on the holding period for the shares of Common Stock.  The holding period for this purpose will begin on the date following the date the shares vest.

In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Internal Revenue Code.  In such event, the participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company will generally be entitled to a corresponding deduction.  Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to the Company.  If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

SARS AND OTHER AWARDS

With respect to SARs, restricted share units, performance shares, performance units, dividend equivalents and other awards under the 2005 Plan not described above, generally, when a participant receives payment with respect to any such award granted to him or her under the 2005 Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to the Company.

PAYMENT OF WITHHOLDING TAXES

The Company may withhold, or require a participant to remit to it, an amount sufficient to satisfy any federal, state, local or foreign withholding tax requirements associated with awards under the 2005 Plan.

DEDUCTIBILITY LIMIT ON COMPENSATION IN EXCESS OF $1 MILLION

Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the 2005 Plan) by a public company to each “covered employee” (i.e., the chief executive officer and three other most highly compensated executive officers other than the principal financial Officer of the Company) to no more than $1 million.  The Company currently intends to structure stock options granted under the 2005 Plan to comply with an exception to nondeductibility under Section 162(m) of the Internal Revenue Code.

OTHER

Approval of the Amendment to the 2005 Plan, requires the receipt of the affirmative vote of a majority of the shares of the Company’s Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends a vote “FOR” the proposal to amend the 2005 Plan.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy provides that the Company’s independent registered public accountants may provide only those services pre-approved by the Audit Committee or its designated subcommittee. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the independent accountants. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. The term of any such pre-approval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

Services proposed to be provided by the independent accountants that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or its designated subcommittee.

All requests or applications for the independent auditors to provide services to the Company must be submitted to the Audit Committee or its designated subcommittee by the independent accountants and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any representative of the Company or the independent accountants becomes aware that any services are being, or have been, provided by the independent accountants to the Company without the requisite pre-approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate senior management so that prompt action may be taken to the extent deemed necessary or advisable.

The Audit Committee may form and delegate to a subcommittee, composed of one or more of its members, the authority to grant specific pre-approval under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the audit firm to management.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The Company’s independent registered public accounting firm and auditors during fiscal years 2012 and 2011 was Ernst & Young LLP.

The aggregate fees billed by the Company’s principal independent registered public accounting firm and auditors for professional services rendered to the Company for the two fiscal years ended December 31, 2012 were as follows:

Fee Category	Fiscal Year 2012	% of Total	Fiscal Year 2011	% of Total
Audit Fees	$565,000	91.5%	$578,500	91.8%
Audit-Related Fees(1)	-	-	-	-
Tax Fees(2)	51,000	8.2%	50,000	7.9%
All Other Fees(3)	1,995	0.3%	1,995	0.3%
Total Fees	$617,995	100%	$630,495	100%

(1)	Audit Related Fees: The Company incurred no audit related fees during its 2012 and 2011 fiscal years.

(2)	Tax Fees: Aggregate fees billed for professional services rendered during 2012 and 2011 for domestic tax compliance services.

(3)	All Other Fees: Aggregate fees billed for professional services rendered during 2012 and 2011 related to license for accounting research software.

AUDIT COMMITTEE REPORT

The Audit Committee, among other things, assists the Board of Directors in fulfilling its responsibilities to oversee the Company’s financial reporting process and monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors. In this context, we have reviewed and discussed the Company’s financial statements with Company management and the independent auditors, Ernst & Young LLP, including matters raised by the independent auditors pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16  (Communications with Audit Committees). The Audit Committee has reviewed and discussed such other matters as we deemed appropriate.

The Company’s independent auditors provided the Audit Committee with written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence), and we discussed Ernst & Young LLP’s independence with them.

We have considered whether the provision of services by Ernst & Young LLP not related to the audit of the Company’s financial statements and to the review of the Company’s interim financial statements is compatible with maintaining the independent accountant’s independence and have determined that such services have not adversely affected Ernst & Young LLP’s independence.

Based on the foregoing review and discussions, and relying on the representation of Company management and the independent auditor’s report to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ANADIGICS, INC.

Paul Bachow, Chairman
David Fellows
Ronald Rosenzweig

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2012, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to its executive officers and Directors were complied with.

EXECUTIVE OFFICERS OF THE COMPANY

The current executive officers of the Company are as follows:

Name	Age	Position
Ronald Michels	59	President, Chief Executive Officer and Chairman of the Board of Directors
Terrence G. Gallagher	53	Vice President and Chief Financial Officer
John van Saders	54	Executive Vice President Quality and Design Technology

Set forth below is certain information with respect to the Company’s executive officers. Executive officers are appointed to serve at the discretion of the Board of Directors. There are no family relationships between executive officers or Directors of the Company. Information with respect to Mr. Michels is listed in his profile above.

Mr. Gallagher has served as Vice President and Chief Financial Officer since November 2011. He was promoted to Vice President Finance in January 2008 and has served as Controller since 2004 after having joined the Company in 2000. Prior to joining ANADIGICS, he held corporate and operational financial management positions with Foster-Wheeler and Firmenich Incorporated. In addition, he served seven years in public accounting with Price Waterhouse, both domestically and internationally. Terry earned his B.A. degree in Accounting from Boston College, is a CPA and serves in leadership positions with several local non-profit organizations.

Mr. van Saders has served as Executive Vice President, Quality and Design Technology since August 14, 2012. He previously served as Senior Vice President - RF Products following his role as the VP, Advanced Development after re-joining ANADIGICS in 2007, where he was responsible for mixed signal design, CAD, and foundry. Beginning in 2001, he served as the VP, Engineering and Manufacturing for ASIP, an optoelectronics startup which later merged with T-Networks. His responsibilities included product and business development, InP wafer fab construction and operation, process development, reliability, and establishing all manufacturing operations. He originally joined ANADIGICS in 1990 as a design engineer, serving in several management and executive product development positions. Prior to joining ANADIGICS, he was a Principle Investigator at Lockheed Electronics developing acousto-optic processing for adaptive phased array systems. He began his career developing line-of-sight laser communication links at Codenoll Technology.  He earned a Masters degree in Electrical Engineering (Communication Theory) from NJIT and holds a Bachelors degree from Stevens Institute of Technology in Optical Physics.  He has several patents in circuit design and optical processing, and has authored a number of technical publications.

COMPENSATION DISCUSSION AND ANALYSIS

2012 SUMMARY

Our Core Executive Compensation Objectives - During the course of fiscal year 2012 we remained committed to the following core executive compensation objectives: (i) attracting, motivating and retaining top quality executive talent; (ii) aligning the interests of our executives and our stockholders; and (iii) paying for performance.

Key Compensation Decisions and Committee Processes - An entirely new executive team was put in place during 2011 to turn around the business.  Ronald Michels was appointed President and Chief Executive Officer.  John van Saders was appointed Senior Vice President, RF Products, and Terrence G. Gallagher was appointed Vice President and Chief Financial Officer.  Mr. van Saders was subsequently promoted to the position of Executive Vice President, Quality and Design Technology in August 2012.  The Compensation and HR Committee established compensation packages for these three new Named Executive Officers upon their respective promotions in 2011.  The three compensation packages included promotional long term incentive grants that were in excess of typical annual long term incentive grant date values to recognize the substantial added responsibilities for each executive.  The Compensation decisions made during 2012 reinforce our pay for performance principle and reflect more typical conditions.  The Committee’s decisions were informed with market pay data prepared by The Delves Group, an independent advisor to the Committee.

Ron Michels’ CEO Compensation Package - In July, the Compensation and HR Committee reviewed and discussed competitive market data for the Chief Executive Officer position.  This data was prepared in December 2011 for the Committee by The Delves Group using total compensation data from the 2011 Aon/Radford survey database for semiconductor companies with annual revenues between $50 and $500 million, along with the most current proxy data from ANADIGICS’ Peer Group Companies.

After reviewing this data, Mr. Michels’ base salary was increased from $450,000 to $463,500 effective July 8, 2012 and his target annual incentive (100% of base salary) was re-confirmed by the Compensation and HR Committee at market median levels.  The Compensation and HR Committee also reviewed data on long-term incentive compensation, including the total stock ownership percentage and dollar value; of the survey and peer group Chief Executive Officers.  After reviewing this data, the Compensation and HR Committee elected to award Mr. Michels the following two grants, subject to Proposal IV in this Proxy Statement.

-	100,000 Restricted Stock Units (Vesting is time-based over three years)
-	100,000 Restricted Stock units (Vesting is performance-based as measured by one-year, two-year, and three-year absolute Total Shareholder Return)

John van Saders’ Executive Vice President, Quality and Design Technology Compensation Package - In July, the Compensation and HR Committee reviewed and discussed competitive market data for executive officer level product development and business unit positions.  Additionally, data on the second and third highest paid executive officers, regardless of job role, was also reviewed.  This data was prepared in December 2011 for the Committee by The Delves Group using total compensation data from the 2011 Aon/Radford survey database for semiconductor companies with annual revenues between $50 and $500 million, along with the most current proxy data from ANADIGICS’ Peer Group Companies.

After reviewing this data, Mr. van Saders’ base salary was increased from $275,000 to $288,000 effective July 8, 2012 and his target annual incentive (75% of base salary) was re-confirmed by the Compensation and HR Committee.  The Committee believes that Mr. van Saders’ total cash target compensation is set at market median levels.  The Compensation and HR Committee also reviewed data on long-term incentive compensation, including the total stock ownership percentage and dollar value, for the survey and peer group executive officers.  After reviewing this data, the Compensation and HR Committee elected to award Mr. van Saders the following two grants, subject to stockholder approval of Proposal IV in this Proxy Statement.

-	30,000 Restricted Stock Units (Vesting is time-based over three years)
-	30,000 Restricted Stock Units (Vesting is performance-based as measured by one-year, two-year, and three-year absolute Total Shareholder Return)

Terrence G. Gallagher’s Vice President, Chief Financial Officer Compensation Package - In December, the Compensation and HR Committee reviewed and discussed competitive market data for the Chief Financial Officer position.  Additionally, data on the second and third highest paid named executive officers, regardless of job role, was also reviewed.  Total compensation data from the 2012 Aon/Radford survey database for semiconductor companies with annual revenues between $50 and $500 million, along with the most current proxy data from ANADIGICS’ Peer Group Companies was the source of the data.

After reviewing this data, Mr. Gallagher’s base salary was increased from $240,000 to $250,000 effective December 31, 2012 and his target annual incentive (75% of base salary) was re-confirmed by the Compensation and HR Committee.  The total cash target for Mr. Gallagher is at market median levels.  The Compensation and HR Committee also reviewed data on long-term incentive compensation, including the total stock ownership percentage and dollar value, for the survey and peer group executive officers. Based on the promotional grant of 47,500 restricted stock units (time vesting) awarded to Mr. Gallagher upon his promotion to the Chief Financial Officer position in November 2011, the Committee did not make a new long-term incentive equity award to Mr. Gallagher in 2012.

Stockholder “Say-on-Pay”

At the 2011 Annual Meeting of stockholders, our Stockholders voted, on advisory basis, to approve our executive compensation and approved an annual frequency of stockholder advisory voting to approve our executive compensation, which corresponded with the Board of Director’s recommendation. Based upon these results, the Board of Directors determined to hold an annual advisory vote to approve executive compensation and such vote is included as a voting matter for the Annual Meeting.  At the 2012 Annual Meeting of Stockholders our stockholders again voted, on an advisory basis, to approve our executive compensation.

During 2012, the Compensation and HR Committee reviewed our pay programs and practices, taking into account the favorable outcome of the stockholder votes to approve our executive compensation at both the 2011 and 2012 Annual Meetings of stockholders, consultations with the Compensation and HR Committee’s independent compensation consultant and discussions with major stockholders. Over the past two fiscal years we have made a number of general improvements to our pay policies and practices that have been guided by this review.

Strengthened Executive Compensation Program Policies and Practices - We have strengthened our compensation policies and practices with the following changes:

-	Realigned our total compensation philosophy to target the peer group median.
-	Re-defined our Peer Group Companies to more closely match an “intersection” of our technology, end markets , and revenue size.
-	Added “hedging prohibitions” to our Insider Trading Policy.
-	Adopted a “claw back” policy to enable recovery of incentive compensation in the event of a material financial restatement.
-	Adopted a policy requiring that a minimum of 50% of the equity awarded to executive officers will be performance-based.

2012 Performance - Fiscal 2012 represented a year of strategic repositioning of the Company.

-
Over the course of the year we increased the size of our serviceable addressed markets in three growth areas by capitalizing on the expanding use of WiFi for high data rate connectivity in a wide range of mobile devices, the accelerated transition to 3G/4G Cellular networks, carrier deployment of small cell networks, and Infrastructure upgrades and emerging market deployments in the CATV market.  New products launched or developed in 2012 will double our addressed market size by 2014.

-	We leveraged our unique and proprietary ILD Wafer process technology to create industry-leading products including:

1.
WiFi Front End Products that integrate PAs, LNAs, and switches into a single low-cost die for the smallest package size, best linearity (higher data rates at greater distances), cooler operation, and longer battery life.

2.
Single and Dual Band PAs, Penta-Band PA, and MMPA Cellular Products with industry-leading power efficiency for superior battery life, including our new ProEfficient™ plus dual band products that are 20% smaller in size and eliminate the need for a DC-DC converter.

3.	Small Cell Linear Driver and PAs with higher efficiency to minimize heat and increased integration for ease of use designed for the growing data requirements of the Infrastructure market.

-
We maintained our leading position in the CATV Surface Mount Line Amplifier Infrastructure Market, a position based on the exceptional linearity derived from our proprietary wafer process, world-class ruggedness and reliability, and proprietary package design technology.

-	We continued to improve our positions with the right partners and customers in each of our targeted end markets.

-	Revenue from our newly developed products began to exceed revenue declines in our legacy product lines during the second half of 2012.

-	We accelerated the product design and manufacturing transition to ILD as the primary wafer process technology for performance (linearity, efficiency) cost, capacity, and cycle-time benefits.

-
We initiated the conversion of our product portfolio to a newer, more profitable revenue mix while continuing to reduce metallization and package related product costs and reducing approximately $2.0 million per quarter in operating expenses.

-	During this transition year, our stock price increased from $2.19 on December 31, 2011 to $2.52 on December 31, 2012.

Named Executive Officers Covered in our CD&A - This Compensation Discussion and Analysis provides information for our Named Executive Officer compensation programs, including specific amounts of compensation paid, for our fiscal year 2012 Named Executive Officers, who were:

-	Ronald Michels, President and Chief Executive Officer;

-	John van Saders, Executive Vice President, Quality and Design Technology;

-	Terrence G. Gallagher, Vice President and Chief Financial Officer.

COMPENSATION AND HR COMMITTEE

Charter - The Board of Directors’ Compensation and HR Committee operates under a written charter, which is available in the “Corporate Governance” section of our website at www.anadigics.com, or by calling our Investor Relations Department at (908) 668-5000 ext. 5330, or by writing us at ANADIGICS, Inc. 141 Mt. Bethel Drive, Warren, New Jersey 07059, Attn: Investor Relations. The Compensation and HR Committee determines matters pertaining to the compensation of certain executive officers of the Company and administers the Company’s stock option, incentive compensation, and employee stock purchase plans.

Committee Independence - None of the Compensation and HR Committee members is an employee of the Company and all of them are considered "independent" Directors under the applicable NASDAQ listing standards. The current Committee members are:

–	Harry T. Rein, Committee Chair

–	Lewis Solomon

–	Dennis F. Strigl

There were no interlocks or insider participation between any member of the Board of Directors or the Compensation and HR Committee and any member of the Board of Directors or the compensation committee of another company.

Use of a Compensation Consultant - To support the Compensation and HR Committee in fulfilling its duties, the Compensation and HR Committee has hired an independent consultant in the field of executive compensation to assist with its design and evaluation of CEO and executive officer compensation.  Pursuant to the Compensation and HR Committee’s charter, the Compensation and HR Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees and term of retention.  During fiscal year 2012, the Compensation and HR Committee retained the services of The Delves Group to assist with a comprehensive review of the CEO and other executive officers’ compensation.  The Compensation and HR Committee considered The Delves Group’s recommendations, along with the recommendations of Company management, in setting our executives’ fiscal year 2012 total overall compensation.  Although The Delves Group provided analysis and recommendations to the Compensation and HR Committee, The Delves Group did not decide or approve any compensation-related actions.  The Delves Group performed no other services for the Company in 2012.  The direct engagement of The Delves Group by the Compensation and HR Committee ensures that the consultant’s advice remains objective and is not influenced by Company Management.  In addition, the Committee specifically reviewed the following aspects of consultant independence and found the Delves Group to be an independent advisor with no conflicts of interest.

Factor Considered
1.	Provision of other services to the company by the firm that employs the compensation consultant.
2.	Amount of fees (as a percentage of total revenue) received from the company by the firm that employs the compensation consultant.
3.	Policies and procedures of the firm that employs the compensation consultant designed to prevent conflicts of interest.
4.	Any business or personal relationship of the compensation consultant with a member of the committee.
5.	Any stock of the company owned by the compensation consultant.
6.	Any business or personal arrangement of the compensation consultant or the firm employing the compensation consultant with an executive officer of the company.

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

General Philosophy - The objectives of our compensation program are to: (i) attract, motivate and retain talented executives; (ii) align the financial interests of executive officers with those of our stockholders; and (iii) pay for performance.  We design our compensation program to attract, motivate and retain the key executives who drive our success.  We achieve these objectives through a compensation package that provides the Company’s executive officers with compensation opportunities that are based upon the financial performance of the Company, and the executive’s personal contributions to that performance, through a mix of salary, non-equity incentive compensation, and equity.  The Company operates in a highly competitive and rapidly changing industry with short product cycles. Our compensation opportunities are designed to be competitive enough to attract and retain highly skilled individuals, and to align management’s incentives with the long-term interests of our stockholders.

Target Market Position Versus Peer Group Companies - The Compensation and HR Committee seeks to set our executives’ aggregate compensation, including salary, short-term and long-term incentives, and benefits, at levels competitive with our peer group in the semiconductor industry. Many of these companies are included in the Philadelphia Semiconductor Index used in the performance graph appearing in this proxy statement. In addition, because we sometimes compete for executive talent with companies outside of those companies included in the Philadelphia Semiconductor Index, companies outside this index are selected for inclusion in our peer group based on several criteria, including similar Analog, Mixed Signal and RF semiconductor technology use, size, growth rates, similar financial performance, industry leadership status, innovation, and the extent to which they compete with us for executive talent.

We strongly believe that it is essential to the long-term success of the Company to engage the best executive talent, particularly with regard to the core competency of the Company, analog radio frequency.  This competency represents a small and unique expertise within the semiconductor industry.  Analog radio frequency expertise is quite different from digital expertise which represents the vast majority of the semiconductor field.  The Company believes that due to the unique nature of the analog radio frequency expertise required in its business that total compensation should under normal economic circumstances be benchmarked at the 50th percentile of the compensation surveys and data of a peer group that specifically includes direct competitors in the radio frequency market.

Based upon review of our compensation programs, those of our RF analog semiconductor peers, and our assessment of individual and corporate performance, we believe that the value and design of our executive compensation programs were at market relative to our RF analog semiconductor peers.

Peer Group Companies - An important element of the Compensation and HR Committee’s determinations involves competitive benchmarking.  Each year, the Company reviews the appropriateness of its peer group companies and participates in compensation and pay practice surveys of our semiconductor peer companies in order to assess the competitiveness of our compensation practices.  After a review by the Committee’s consultant, The Delves Group, the 2012 fiscal year peer group was revised.  It is currently comprised of the following companies for purposes of pay and performance benchmarking:

•	Applied Micro Circuits Corporation	•	MaxLinear, Inc.

•	Cavium, Inc.	•	Micrel, Inc.

•	DSP Group, Inc.	•	Mindspeed Technologies, Inc.

•	Entropic Communications, Inc.	•	Monolithic Power Systems, Inc.

•	Exar Corporation	•	Pericom Semiconductor Corporation

•	GSI Technology, Inc.	•	Rubicon Technology, Inc.

•	Hittite Microwave Corporation	•	Vitesse Semiconductor Corporation

•	Ikanos Communications Inc.

The Delves Group further recommended and the Committee agreed, that the additional companies listed below be grouped with the Peer Group Companies for purposes of tracking pay policy and practice trends:

•	Cirrus Logic, Inc.	•	Silicon Laboratories, Inc.

•	RF Micro Devices, Inc.	•	Skyworks Solutions, Inc.

•	Semtech Corporation	•	Triquint Semiconductor, Inc.

The Compensation and HR Committee requested that the Delves Group continue to periodically review the current list of peer group companies to assure that the appropriate companies are represented.

Benchmarking Information - In developing our compensation programs and policies, the Compensation and HR Committee utilizes information obtained from surveys such as the AON/Radford Executive Compensation Survey, Equilar Top 20 Survey, peer company proxy statements, and information gathered directly from other technology company survey resources. The Compensation and HR Committee also tracks the performance of the Philadelphia Semiconductor Index and Nasdaq, and uses this information in the establishment of Company goals and individual compensation determinations.

COMPENSATION RISK ASSESSMENT

In designing and administering the executive compensation program, the Compensation and HR Committee strives to balance short/long-term incentive objectives and use prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive awards.  The Compensation and HR Committee, with periodic guidance from its compensation consultant, assesses and discusses the balance of risk and reward of all of its compensation programs in relation to the Company’s overall business strategy on a regular basis.  These programs include the Company’s stock option, incentive compensation, and employee stock purchase plans.

The Compensation and HR Committee has concluded that the Company’s compensation programs do not encourage its executives or other employees to take unnecessary or excessive risks, and are not reasonably likely to have a materially adverse effect on the Company.  In reaching its conclusion, the Compensation and HR Committee considered the attributes of our programs, including:

-	The balance between annual and long-term performance opportunities.

-	The alignment of annual and long-term incentive award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results.

-	Performance measures tied to key measures of short-term and long-term performance that motivate sustained performance.

-
The existence of share-based compensation through the long-term equity incentive compensation component, which the Compensation and HR Committee believes encourages appropriate decision-making that is aligned with the long-term interests of stockholders.

-	The performance goals of revenue, adjusted earnings and adjusted cashflow from operations diversify the risks associated with any single indicator of performance.

Additionally, the Compensation and HR Committee reviewed existing policies, which are believed to encourage diligent and prudent decision-making and review processes.  For example, the processes that are in place to manage and control risk include:

-	The Board approves the Company’s Strategic Plan, Capital Budget, and Long-Term Plan which serves as the basis for short- and long-term goal-setting.

-	During its goal-setting process, the Compensation and HR Committee considers prior year performance relative to future expected performance to assess the reasonableness of goals.

-	The Compensation and HR Committee retains discretion in administering all awards and performance goals, and in determining performance achievement.

-	The Compensation and HR Committee believes the Company maintains a value driven ethics based culture supported by a strong tone at the top.

COMPONENTS OF COMPENSATION

The components of the compensation program for Named Executive Officers are described below.

Base Salary: Base salaries are determined based on a variety of factors, including the executive’s scope of responsibilities, a competitive market assessment of compensation for similar roles at other semiconductor companies, and a comparison of salaries paid to peers within the Company.  Base salaries are currently at levels that approximate the 50th percentile based on the Aon/Radford semiconductor industry survey. Base salaries are reviewed annually, and may or may not be adjusted. These compensation levels are aligned with our compensation philosophy of targeting the 50th percentile of our benchmark peer group and allow the Company to attract and retain superior leaders that the Company believes will allow it to deliver on its business goals.

The CEO recommends base salaries for each other executive. When setting the base salaries for executives other than the CEO, the Compensation and HR Committee considers recommendations from the CEO, reviews market pay information, and makes a final determination based on the factors listed above and such executive’s performance during the year. The Compensation and HR Committee makes an independent determination for the CEO’s compensation.

For the 2012 fiscal year, each of our current Named Executive Officers received base salary changes.  Mr. Michels and Mr. van Saders’ salaries became effective July 8, 2012, and Mr. Gallagher’s salary became effective December 31, 2012.  The December 31, 2012 annualized salaries for these Named Executive Officers were:

Named Executive Officer	Annualized Base Salary
Ronald Michels, Chief Executive Officer	$463,500
Terrence G. Gallagher, Vice President and Chief Financial Officer	$250,000
John van Saders, Executive Vice President, Quality and Design Technology	$288,000

Short-Term Incentives: Short-term incentives are “results oriented”. These incentives are discretionary and the process is reviewed annually by the Compensation and HR Committee.  Short-term cash and/or equity incentives, if any, were provided on a semi-annual basis in 2012 to motivate employees to increase shareholder value. The payment of short-term incentives is based on our financial results and the individual executive’s performance as measured against the achievement of strategic or operational goals established by management and the Compensation and HR Committee prior to the commencement of the relevant measurement period. In order to implement its philosophy that executives be rewarded for achieving positive financial results and other strategic goals, the Compensation and HR Committee reviews and approves the design of the short-term incentive plan which significantly affects the total compensation of our executives depending on our success in meeting semi-annual financial and strategic goals. The Compensation and HR Committee has the authority to make any changes it deems necessary in the semi-annual short-term incentives provided to our executives.

Target Incentives - The short-term incentive plan is applicable to all our employees, including our Named Executive Officers. In 2012, the short-term incentive targets calculated on a semi-annual basis for our current Named Executive Officers were:

-	Chief Executive Officer: 100% of base salary
-	Vice President & Chief Financial Officer: 75% of base salary
-	Executive Vice President, Quality and Design Technology: 75% of base salary

Performance Measures - It is the Company’s policy that each of the Named Executive Officers and other eligible employees receive information on their individual compensation components, the corresponding measures, and information on how each plan or program works. This information is provided periodically by the Company’s Human Resources Department.

For the 2012 short-term incentive plan, the Compensation and HR Committee selected financial goals related to revenue, adjusted earnings and adjusted cashflow from operations. The award of short-term incentives for the CEO and CFO in 2012 are weighted such that the achievement of goals related to revenue, adjusted earnings and adjusted cashflow from operations account for 45%, 45% and 10%, respectively, of such awards. The award of short-term incentives for John van Saders is weighted such that the achievement of goals related to revenue, adjusted earnings, adjusted cashflow from operations and strategic or operational requirements account for 40%, 40%, 10% and 10%, respectively, of such awards.

2012 Performance Goals - The short-term incentive plan financial goals are established by the Compensation and HR Committee based upon the Company’s semi-annual financial plan which is approved by the Board of Directors. In 2012, the Board met in February and July and approved the Company’s 2012 semi-annual financial plans. The Compensation and HR Committee selected financial goals for the short-term incentive plan consisting of revenue, adjusted earnings (adjusted to exclude the value of stock based compensation, depreciation, interest and other unusual or nonrecurring adjustments as determined by the Compensation and HR Committee), and adjusted cashflow from operations (adjusted earnings modified for interest, movements in working capital, certain asset acquisition and/or disposition activities and other unusual or nonrecurring adjustments as determined by the Compensation and HR Committee).

The financial performance targets established by the Compensation and HR Committee under the Short-term Incentive Plan for 2012 are based on our historical operating results and growth rates as well as our expected future results, and are designed to require significant effort and operational success on the part of our executives and the Company.  The financial performance caps established by the Compensation and HR Committee have historically been difficult to achieve and are designed to represent outstanding performance that the Compensation and HR Committee believes should be rewarded.  The Compensation and HR Committee retains the discretion to make payments even if threshold performance levels are not met or to make payments in excess of the maximum level if the Company’s performance exceeds the performance caps.  The Compensation and HR Committee believes it is appropriate to retain this discretion in order to make short-term incentive awards in extraordinary circumstances.

The determination of whether a short-term incentive has been earned and will be paid for a semi-annual period is based upon whether the specific financial goal has been achieved, the absolute level of the economic performance of the business, as well as overall business conditions at the time of the short-term incentive payments.  Each financial goal has a minimum achievement threshold performance relating to 50% of the goal’s target incentive, below which there will be no incentive funding associated with that goal.  In addition, each individual financial goal has a maximum achievement cap of 150%, above which there is no additional short-term incentive attributable to the achievement of such financial goal; provided, however, that the total payment of short-term incentives to an executive officer for a particular interim period shall in no case exceed 120% of the aggregate eligible short-term incentive payable to such executive officer for such period, unless such additional payments are approved by the Compensation and HR Committee.

The Company’s Human Resources Department calculates the short-term incentive payments payable to executive officers based on the achievement of the semi-annual short-term incentive targets and specific strategic or operational goals.  Following each semi-annual period, the CEO makes recommendations for short-term incentive payments for each executive officer, excluding the CEO. The Compensation and HR Committee considers recommendations from the CEO and makes a final determination based on the results achieved for the executive officers other than the CEO. The Compensation and HR Committee, in a closed door session, decides on the short-term incentive award payable to the CEO.

Form of Short-Term Incentive Awards - From 2005 through fiscal year 2012, the Company has used varying combinations of cash and/or restricted stock or restricted stock units as the basis for its semi-annual short-term incentive awards.  When restricted stock or restricted stock units have been awarded, the awards have been made with six-months to one year vesting periods. The use of equity for this purpose has allowed the Company to conserve cash to fund its growth, as well as better align the short term incentive payout with the shareholder value created in the following performance period. The Company may increase the use of cash payments for the semi-annual (short-term) incentives as deemed appropriate by the Compensation and HR Committee.

The Compensation and HR Committee determined that for the first-half and second-half 2012 semi-annual incentive distributions were to be principally made in restricted stock units along with a cash allocation. The semi-annual equity awards payable to the Company’s executive officers were reviewed and determined by the Compensation and HR Committee in meetings held in July 2012 and March 2013, respectively.

2012 Achievement against Performance Goals - The specific financial performance targets for the first-half and second-half of 2012 were revenue of $62.0 million and $ 52.8 million, adjusted (loss)/earnings of ($15.5 million) and ($25.9 million) and adjusted cashflow from operations of ($18.8 million) and ($26.0 million), respectively.  For the first and second half of 2012, actual revenue was $53.5 million and $59.1 million, adjusted earnings were ($24.6 million) and ($21.4 million) and adjusted cashflow from operations was ($20.5 million) and ($21.6 million), respectively.

Based on the significant performance shortfall to plan in the first half of 2012, the Compensation and HR Committee of the Company’s Board of Directors determined that no bonus should be paid for the first half of fiscal 2012.  For the second half of fiscal 2012, all short-term incentive goals were met or exceeded.  Taking into account the absolute economic condition of the business, the Compensation and HR Committee approved an award pool equal to approximately 20% of the aggregate employee short-term incentive bonus targets for the second half of fiscal 2012.  The net results of the Compensation and HR Committee’s decisions were full-year short-term incentive awards ranging from 9% to 50% of the Named Executive Officers annual target incentives.  The awards are further described in the following table:

SHORT TERM INCENTIVE AWARD TABLE

Named Executive Officer	Restricted Stock Units	Grant Date Stock Price	Value	Cash	Total Award Value
Ron Michels, President and Chief Executive Officer

First Half 2012 (1)	0	n/a	$0	$0	$0
Second Half 2012 (2)	120,703	$1.92	$231,750	$0	$231,750
Full Year 2012					$231,750

Terrence G. Gallagher, Vice President and Chief Financial Officer

First Half 2012 (1)	0	n/a	$0	$0	$0
Second Half 2012 (2)	9,250	$1.92	$17,760	$0	$17,760
Full Year 2012					$17,760

John van Saders, Executive Vice President, Quality and Design Technology

First Half 2012 (1)	0	n/a	$0	$0	$0
Second Half 2012 (2)	15,000	$1.92	$28,800	$0	$28,800
Full Year 2012					$28,800

(1)	No award was earned for the first half of 2012.

(2)	Second Half 2012 reflects restricted stock units awarded on March 7, 2013.

The threshold, target and maximum amounts, regarding short-term incentives are reflected in the Grants of Plan-Based Awards Table for Fiscal Year-End, assuming that the amounts were paid in cash, subject to the Compensation and HR Committee’s discretion to pay these awards in equity.

Future Performance Goals - Because the market in which we operate is highly competitive with, among other items, product development, talent recruitment, accessibility of materials, customer relationships, and profitability subject to rapid competitive developments, it is our practice not to reveal forward-looking commercial and financial information relating to our business goals, plans or strategies which could result in competitive harm to us.  Our 2013 goals for revenue, adjusted earnings, and adjusted cashflow from operations were derived from a combination of internal operating plans and an assessment of the rate of overall growth in our markets.  As an indication of the level of difficulty in achieving overall performance objectives, the following level of short-term incentive payouts has been achieved in the past three fiscal years:

Fiscal Year	Range of Achievement
2012	9% to 50%
2011	14% to 15%
2010	90% to 112%
2009	52% to 56%

Long-Term Incentives: Long-term equity incentives, including stock options, restricted stock, restricted stock units, and stock purchase rights granted pursuant to our equity compensation and stock purchase plans, directly align the interests of our stockholders and the economic interests of our executive officers and other eligible employees. Stock options and restricted stock units are both strong incentives because they encourage employees to work to increase the Company’s stock price. Recipients of stock option grants realize value only if the fair market value of our common stock increases above the exercise price of such options, which is set at the fair market value of our common stock on the date such option is granted. The fair market value of restricted stock units is based on the closing price on date of grant. In addition, employees must remain employed with us for a fixed period of time in order for the options or restricted stock units to fully vest. Options and/or restricted stock units are granted to employees and executives following a yearly review of individual performance and consideration of the individual’s long-term value to the Company. Stock options generally vest over a period of three years with one-third vesting on the anniversary of the first full year of each grant and quarterly vesting in the remaining two years. Restricted stock units generally vest over a period of three years with one-third vesting at the end of each twelve-month period commencing with the date of grant.

The Company believes that it is important to find an appropriate balance between our need to provide effective equity incentives to our employees on the one hand, and on the other hand, the potential resulting dilution to our stockholders and the accounting and administrative impact of issuing such awards due to equity compensation accounting rules. When an award has a per share exercise or purchase price lower than  the fair market value of a share of our common stock on the date of grant, we refer to it as a “full-value award”.

Move to Full-Value Restricted Stock Unit Awards in Lieu of Options - We carefully evaluate the components and effectiveness of the total compensation package we offer to our employees, including salary and benefits, and taking into account the potential cost, dilutive impact and effectiveness of various types of incentive awards available to employees under the 2005 Plan. We surveyed the Company’s Board of Directors (in particular the Compensation and HR Committee), management and employees for their views as to the long-term retentive and motivational impact of various award structures, and we considered what prevailing trends were at other companies both inside and outside our industry, including our competitors. Based on the results of our investigation and analysis, we determined that, at least in the near term, granting employees a lesser number of full-value restricted stock unit awards (i.e., an award of  restricted stock units that vests in accordance with the terms and conditions established by the administrator, typically based on continuing employment and/or combination of performance criteria and continuing employment with the Company over a period of years) represented a better balance of these competing interests than our historical practice of granting stock options at a fair market value exercise price per share. Among other factors we considered in making this determination were the following:

•
Award value linked to long-term stockholder value. Like an option grant, the ultimate amount an employee will derive from a full-value restricted stock award depends on what happens to our stock price during the period over which it vests. If the stock price increases, the employee shares in this increase in stockholder value. If the price declines, the value of the employee’s award declines with that of our other stockholders.  We believe this encourages our employees to think and behave like owners and make decisions that increase long-term stockholder value.

•
Better retentive device. Unlike our historical option grants, while these full-value restricted stock unit awards can decline in value in direct relation to our stock price, they will almost never be worthless, which means their retentive value continues even if our stock price declines in some or all periods following the date of grant; consequently, there is no need for option exchanges or repurchasing of options to retain incentives.

•
Dilution. In periods where our stock price trades below the exercise price of an option, an option would not be exercised while the dilutive impact of a full-value restricted stock unit award would remain; however that risk is partially mitigated by the fact that a fewer number of shares are issued under full value awards.

Each year the Company evaluates which choice or combination of stock option grants or restricted stock unit awards is best for that particular year.  In 2009, the Company granted stock options.  In 2010, the Company granted full-value restricted stock units.  In 2011, the Company granted primarily full value restricted stock units.

Incentive Equity Awards for Fiscal Year 2012 - The 2012 Long-Term Incentive Equity Awards, approved by the Compensation and HR Committee and referenced below, remain subject to stockholder approval of Proposal IV of this Proxy Statement.  In determining the size of the executive officer long-term incentive awards, the Compensation and HR Committee looked at both the estimated dollar value of competitor company awards as well as the burn rate dilution represented by competitor company awards.  The restricted stock unit awards approved by the Compensation and HR Committee represent “option equivalent” burn rate dilution (calculated assuming a ratio of 1.5 options per restricted stock unit awarded) at the median of the peer group companies, representing dollar values that were below the median of the peer group companies.  The Compensation and HR Committee determined that this award approach created the appropriate balance of stockholder interests and long-term executive performance incentives, providing the executives with the opportunity to realize award values at or above the market median through operating performance improvements that lead to stock price appreciation.

Annual Long-Term Incentive Equity Awards for Fiscal 2012 - At its February 16, 2012 meeting, in accordance with its newly adopted Pay for Performance Policy (see section on Other Compensation Policies and Practices), the Compensation and HR Committee approved, subject to stockholder approval of additional 2005 Long-Term Incentive and Share Award Plan shares at the Company’s 2013 Annual Stockholder Meeting, the award of 260,000 restricted stock units to the Named Executive Officers set forth opposite their names as of May 15, 2013. 50% of the restricted stock units will have time-based vesting conditions and 50% will have performance-based vesting conditions.

Named Executive Officer	Number of Time Vesting Restricted Stock Units	Number of Performance Vesting Restricted Stock Units
Ronald Michels	100,000	100,000
John van Saders	30,000	30,000

Total	130,000	130,000

The time vesting restricted stock units will vest 1/3rd on May 20, 2013, 1/3rd on February 18, 2014, and 1/3rd on February 18, 2015.

The performance vesting restricted stock units will vest based on absolute total stockholder return (“TSR”) for one-year, two-year, and three-year periods starting from the baseline date of December 31, 2011, compared to total stockholder return targets for each of the respective periods.  Absolute TSR means total stockholder return and shall be determined with respect to the Company by dividing: (a) the sum of (i) the difference obtained by subtracting the beginning price from the ending price plus (ii) all dividends and other distributions paid on the Company’s common stock during the performance period by (b) the beginning price.  Any non-cash distributions shall be ascribed such dollar value as may be determined by or at the discretion of the Administrator.  The December 31, 2011 baseline ANADIGICS stock price is $2.19 per share.  As of December 31, 2012, the minimum performance requirement for the one-year absolute total stockholder return was not met.

Vesting	1-Year TSR		2-Year TSR		3-Year TSR
%	12/31/2011 to 12/28/2012		12/31/2011 to 12/30/2013		12/31/2011 to 12/30/2014
	TSR	Stock Price	TSR	Stock Price	TSR	Stock Price
100%	35%	$2.96	81%	$3.96	145%	$5.37
75%	30%	$2.85	68%	$3.69	120%	$4.82
50%	25%	$2.74	56%	$3.42	95%	$4.27

0%	< 25%		< 56%		< 95%

The applicable percentage will be interpolated on a linear basis between the levels stated in the chart above.

Long-Term Incentive Awards Associated with Promotion of Named Executive Officers - During 2011 an entirely new management team was appointed.  At the time of the individual promotions, and at other key business planning and goal-setting intervals, the Compensation and HR Committee approved promotional grants to recognize the additional responsibilities of the individual executives and to create a reward opportunity consistent with the challenge of our new business plan.

					Realizable LTI $Value at 12/31/12
Named Executive Officer	Equity Awarded	Date	Share Price	Accounting Award Value	Value Realized During 2012	Unvested Value at 12/31/12	Combined Value at 12/31/12
Ronald Michels, President and Chief Executive Officer	(1) 500,000 RSU’s	3/28/11	$4.65	$2,325,000	$405,081	$839,916	$1,244,997
	(2) 375,000 Stock Options	6/28/11	$3.24	$678,375	$0	$0	$0
	(3) 375,000 Stock Options	6/28/11	$3.24	$655,000	$0	$0	$0

Terrence G. Gallagher, Vice President and Chief Financial Officer (4)	47,500 RSU’s	11/14/11	$2.55	$121,125	$20,268	$79,798	$100.066

John van Saders, Executive Vice	39,875 RSU’s	3/28/11	$4.65	$185,419	$32,307	$66,982	$99,289
President, Quality and Design Technology (5)	35,000 RSU’s	8/3/11	$3.07	$107,450	$13,067	$58,799	$71,866

(1)	Long-Term Incentive Award. Restricted stock units granted upon assumption of CEO role, vesting 1/3rd annually.

(2)
Long-Term Incentive Award.  Non-qualified stock options vesting 25% year 1, 25% year 2 and 50% year 3.  The amount reflects the aggregate grant date fair value of the option award granted in the fiscal year (using the Black-Scholes option pricing model) computed in accordance with ASC 718.

(3)
Long-Term Incentive Award.  Performance-based non-qualified stock options vesting based on 1-year, 2-year, and 3-year relative total shareholder returns compared to Philadelphia Semiconductor Index component companies. The amount reflects the aggregate grant date fair value of the option award granted in the fiscal year (using the Monte Carlo option pricing model).

(4)	Long-Term Incentive Award. Restricted stock units granted upon assumption of Chief Financial Officer role, vesting 1/3 annually.

(5)	Long-Term Incentive Award. Restricted stock units granted upon assumption of Senior Vice President, RF Products role, vesting 1/3 annually.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Stock Option Awards ($) (2)	Non- Equity Incentive Plan Compensat ion ($)	Change in Pension Value and Nonqualifie d Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)

Ronald Michels	2012	$456,231	$0	$63,674	$0	N/A	N/A	$39,947	$559,852
President and CEO	2011	$397,405	$23,054	$2,800,645	$1,333,375	N/A	N/A	$26,019	$4,580,498
	2010	$295,000	$40,220	$385,486	$0	N/A	N/A	$18,001	$738,707

Terrence G. Gallagher	2012	$240,000	$0	$25,471	$0	N/A	N/A	$19,368	$284,839
VP and CFO	2011	$199,582	$10,000	$262,510	$0	N/A	N/A	$16,780	$488,872

John vanSaders	2012	$281,000	$0	$29,185	$0	N/A	N/A	$24,109	$334,294
Executive Vice President, Quality and Design Technology	2011	$244,378	$12,800	$378,058	$0	N/A	N/A	$20,473	$655,709

1
Amounts reflect the aggregate grant date fair value of restricted stock units granted in the fiscal year computed in accordance with ASC 718.  2011 includes promotional long-term incentive grants that are in excess of typical annual long-term incentive grant date values to recognize the substantial added responsibilities for each executive.

2
Amounts reflect the aggregate grant date fair value of option awards granted in the fiscal year (using the Black-Scholes option pricing model for time based awards and the Monte Carlo option pricing model for performance based awards) computed in accordance with ASC 718.

3
All Other Compensation includes benefits (medical, dental, life, accidental death and dismemberment, long-term disability, physical exam, financial planning allowance, and 401k match) for Messrs. Michels, Gallagher, and van Saders.  For Mr. Michels a country club membership is also included. For Mr. Michels and Mr. vanSaders a patent award is included.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR END

The following table provides information on stock options, restricted stock units or awards and plan-based cash incentive awards granted with respect to fiscal year 2012 for each of the Company’s Named Executive Officers. There can be no assurance that the amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column will ever be realized.

Name and Principal Position	Grant Date	Fiscal year 2011 Short Term Incentive Plan Awards			Estimates Future Shares Under Equity Incentive Plan Awards			All Other Stock Awards: Number of		All Other Option Awards: Number of	Exercise or Base Price of Option	Grant Date Fair Value of All Stock & Option Awards (4)
		Threshold ($) (3) (4)	Target ($)(3) (4)	Max ($)(3) (4)	Threshold (#)	Target (#)	Max (#)	Shares of Stock or Units (#)		Securities Underlying Options (#)	Awards ($/Sh)
Ronald Michels	2/16/2012	112,500	225,000	270,000	n/a	n/a	n/a	14,065	1			$44,305
President and CEO	3/23/2012		1		n/a	n/a	n/a	7,779	1			$19,370
	3/7/2013	115,875	231,750	278,100	n/a	n/a	n/a	120,703	2			$231,750

Terrence G. Gallagher	2/16/2012	45,000	90,000	108,000	n/a	n/a	n/a	5,626	1			$17,722
VP and CFO	3/23/2012		1		n/a	n/a	n/a	3,112	1			$7,749
	3/7/2013	46,875	93,750	112500	n/a	n/a	n/a	9,250	2			$17,760

John van Saders	2/16/2012	51,563	103,125	123,750	n/a	n/a	n/a	6,447	1			$20,308
Executive Vice President, Quality and Design Technology	3/23/2012		1		n/a	n/a	n/a	3,565	1			$8,877
	3/1/2013	54,000	108,000	129,600	n/a	n/a	n/a	15,000	2			$28,800

(1)
Awards of restricted stock units with six month to one year vesting made for the second half 2011 Short-Term Incentive Plan.  The March 23, 2012 grant of restricted stock units replaced the previously approved cash portion of the February 16, 2012 short-term incentive award.

(2)	Awards of restricted stock units with six month to one year vesting made for the second half 2012 Short-Term Incentive Plan.

(3)	Assumes the amounts were paid in cash subject to Compensation and HR Committee discretion to pay these awards all or partly in equity.

(4)	Actual incentive awards were previously summarized in the short and long term incentive award tables.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 31, 2012. The dollar value of these awards is calculated by multiplying the number of shares or units by the market close of our Common Stock on December 31, 2012 of $2.52.

	OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Ronald Michels	56,001				$7.27		2/6/2014	380,800	5	$959,616
President and CEO	47,600				$8.84		12/18/2016
	88,858				$1.93		1/15/2019
	93,750	281,250	3		$3.24		6/28/2021
		250,000	4		$3.24	2	6/28/2021

Terrence G. Gallagher	13,044				$7.27		2/6/2014	47,099	6	$118,689
VP and CFO	7,811				$8.84		12/18/2016
	4,072				$1.93		1/15/2019

John van Saders	3,609				$9.00		2/1/2017	56,847	7	$143,254
Executive Vice President Quality and Design Technology	2,543				$1.93		1/15/2019

(1)	The dollar value of these awards is calculated by multiplying the number of shares or units by the market close of our Common Stock on December 31, 2012 of $2.52.

(2)	Maximum option award subject to performance conditions as outlined in the Long-Term Incentive awards associated with promotions for Named Executive Officers.

(3)	Long-term incentive option award.

(4)
Long-term incentive performance option award contingent upon the Company’s shareholder return performance against the performance of the Philadelphia Semiconductor Index component companies.  Evaluation and potential vesting 1/3rd on June 28, 2013 and 1/3rd on June 28, 2014.

(5)
Restricted stock units vesting as follows:  15,833 vested February 27, 2013, 166,650 vesting on March 28, 2013, 15,833 vesting on May 13, 2013, 15,834 vesting February 27, 2014, 166,650 vesting March 28, 2014.

(6)
Restricted stock units vesting as follows:  2,583 vested February 27, 2013, 4,083 vesting on March 28, 2013, 2,102 vesting on May 25, 2013, 15,833 vesting on November 14, 2013, 2,583 vesting February 27, 2014, 4,082 vesting March 28, 2014, and 15,833 vesting on November 14, 2014.

(7)
Restricted stock units vesting as follows:  2,541 vested February 27, 2013, 13,290 vesting on March 28, 2013, 1,852 vesting on May 25, 2013, 11,667 vesting on August 3, 2013, 2,541 vesting February 27, 2014, 13,290 vesting March 28, 2014, and 11,666 vesting on August 3, 2014.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by each Named Executive Officer during fiscal 2012.

	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald Michels			220,210	$505,889
President and CEO

Terrence G. Gallagher			33,343	$52,003
VP and CFO

John van Saders			39,369	$68,145
Executive Vice President Quality and Design Technology

Equity Compensation Plan Disclosure

The following table provides information as of December 31, 2012, about securities issued or authorized for future issuance under the Company’s equity compensation plans.

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation Plans approved by security holders (1)	2,119,651	$4.56	3,380,289
Equity Compensation Plans not approved by security holders (2)	377,321	$6.46
Total	2,496,972		3,380,289

(1)
Consists of the Company’s 1995 Long-Term Incentive and Share Award Plan for Officers and Directors, which terminated on February 28, 2005; the 2005 Plan; and the Employee Stock Purchase Plan.  The reserve balance in the 2005 Plan at December 31, 2012 was 1,240,922 shares.  Shares remaining in the 2005 Plan reserve as of March 14, 2013 equaled 519,034.   Includes the outstanding June 28, 2011 performance award for Mr. Michels at its base quantity of 167,000 shares.

(2)	Consists of the Company’s 1997 Long-Term Incentive and Share Award Plan which terminated on February 28, 2005.

OTHER COMPENSATION AND BENEFITS

Our executive officers are also eligible for other benefits that generally are similar to those available to all of our U.S.-based employees, including medical, life and accident insurance, employee stock purchase plan and a 401(k) plan matching contribution of up to 30% of an employee’s contribution up to 10% of their gross pay. Our Named Executive Officers are also eligible for an annual physical exam, a supplemental executive medical plan, a convertible life insurance policy and a financial planning allowance. Mr. Michels receives a country club membership.  We do not provide any other perquisites to our Named Executive Officers that are not made available to other employees.

The following table generally illustrates the benefits and perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Plan	Named Executive Officers	Managers	Full-Time Employees
401(k)	X	X	X
Medical/Dental/Vision	X	X	X
Life & Disability Insurance (1) (2)	X	X	X
Employee Stock Purchase Plan	X	X	X
Change-In-Control & Severance Plan	X	Not Offered	Not Offered
Supplemental Executive Medical Plan (3)	X	Not Offered	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered
Employee Stock Purchase Plan	X	X	X
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered
Employee Discounts	X	X	X
Convertible Life Insurance	X	Not Offered	Not Offered
Financial Planning Allowance (4)	X	Not Offered	Not Offered
Automobile/Transportation Allowance (5)	Not Offered	Not Offered	X
Relocation Assistance (6)	X	X	X
Physical Fitness Allowance	Not Offered	Not Offered	Not Offered
Country Club Memberships (7)	X	Not Offered	Not Offered
Security Service	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use	Not Offered	Not Offered	Not Offered

(1)
We provide Company-paid short-term disability insurance to eligible full-time employees with a bi-weekly benefit up to 100% of qualifying base salary. The amount of the Company-paid benefit may be reduced by state disability benefits, workers compensation payments, or Social Security payments.

(2)
We provide Company-paid long-term disability insurance which provides income replacement during a disability that has existed (for at least six months of up to 60% of base salary with a maximum benefit of $10,000 monthly.) The amount of benefits provided under this plan may be reduced by state disability benefits, workers compensation payments, or Social Security payments.

(3)	We provide an executive supplemental medical plan to certain executives, which covers the expense for qualifying claims which have not been paid or reimbursed by the basic healthcare plans.

(4)
We provide our Named Executive Officers with a limited financial planning allowance via taxable reimbursements for financial planning services like financial advice, life insurance adequacy and tax preparation, which are focused on assisting executive employees in achieving the highest value from their compensation package.

(5)	In certain international locations some employees are provided an automobile/transportation allowance in accordance with local custom and competitive market practice.

(6)
We provide relocating employees with economic assistance associated with home sale, house hunting, home purchase, temporary living, shipment of personal goods, and other miscellaneous move expenses.  The level of individual assistance is defined by both our Relocation Policy and individual relocation agreements.  The program is administered through a third party.

(7)	We provide a Company-paid Country Club membership to Ron Michels, Chief Executive Officer, for the purpose of customer meetings and entertainment.

OTHER COMPENSATION POLICIES AND PRACTICES

Hedging Prohibitions - We have an insider trading policy, which among other things prohibits employees, officers, and directors from engaging in any speculative or hedging transactions in our securities.  These “Hedging Prohibitions” were adopted and added to the policy at the Compensation and HR Committee’s February 2012 meeting.

ANADIGICS considers it improper and inappropriate for those employed by the Company to engage in short-term, speculative transactions, including derivatives or hedges, in or related to the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws.

Hedging transactions such as puts, calls, collars, swaps, forward sales contracts, exchange funds, and similar arrangements or instruments designed to hedge or offset decreases in market value of ANADIGICS’ securities are prohibited.

No employee, including Named Executive Officers, or directors may engage in short sales of ANADIGICS securities, hold ANADIGICS securities in a margin account or pledge ANADIGICS securities as collateral for a loan as both create the potential for inadvertent violations of insider trading laws (i.e. margin calls or loan foreclosures) .

Claw Back Policy - The Board of Directors may recover incentive compensation paid to any current or former Named Executive Officer of the company when each of the following conditions apply:

₋
The Company’s financial statements are required to be restated due to material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in accounting rules);

₋	As a result of such restatement, a performance measure that was a material factor in determining the incentive award is restated; and

₋	In the discretion of the Compensation and HR Committee, a lower payment would have been made to the executive officer based on the restated financial results.

The Claw Back policy applies to all annual incentive and other performance-based compensation paid on or after February 16, 2012 and the recovery period is the three year period preceding the date on which the Company is required to prepare the accounting restatement.

Executive and Director Stock Ownership Requirements - The Board of Directors believes that Directors and Named Executive Officers should have a significant stake in ANADIGICS stock to align their interests with those of ANADIGICS’ stockholders.  At the end of fiscal year 2012, our assessment of stock and beneficial ownership levels among our executives is that (i) a significant portion of our executives’ personal investment portfolios consist of our Company’s stock; and (ii) the stock ownership levels of our Named Executive Officers are appropriate when compared to similarly situated executives at our peer group companies.

As of March 8, 2013 based on the most recent Form 4 filings, Director stock ownership was:

Ronald Rosenzweig	229,594 shares
Paul Bachow	226,410 shares	*
Lew Solomon	204,146 shares
Harry Rein	174,246 shares
David Fellows	165,611 shares
Denny Strigl	143,588 shares
Total Directors	1,143,595 shares

* Includes 166,410 shares of Common Stock held in the "The Bachow Family Trust dtd 11/16/2012".

From a benchmarking standpoint, all Directors have holdings well in excess of four to five times their annual cash retainer of $40,000.

As of March 8, 2013 based on the most recent Form 4 filings, Named Executive Officer stock ownership was:

Ronald Michels	831,298 shares
Terrence G. Gallagher	132,784 shares
John van Saders	108,572 shares

From a benchmarking standpoint, the CEO’s ownership is approximately four times his annual base salary and the remaining Named Executive Officers have holdings approximately equal to their annual base salaries.

We will continue to monitor executive stock ownership levels compared to our peer group companies on an ongoing basis.

Timing of Equity Awards - It has been our practice to grant Long-Term Incentive awards following the first Compensation and HR Committee meeting of the fiscal year.  When equity is used as all or a portion of the award pool for our semi-annual Short-Term Incentives, it has been the Company’s practice to approve the awards at Compensation and HR Committee meetings held on or approximating our Q2 and Q4 earnings releases, and to make the grants at the close of business on the meeting dates.

Pay for Performance Policy - The ANADIGICS Board of Directors believes that a substantial portion of equity awards to Named Executive Officers should be performance-based. We have adopted, effective February 16, 2012, a Pay for Performance Policy, which among other things, requires that any equity granted for short-term incentive awards is 100% performance-based and that any equity granted for long-term incentive awards is at least 50% performance-based.

Short-term incentive plan performance measures include:

-	Revenue Achievement (vs. Plan)

-	Adjusted Earnings Achievement (vs. Plan)

-	Adjusted Cash Flow from Operations Achievement (vs. Plan)

Long-term incentive plan performance measures, in recent years, have included total stockholder return measures, which span multiple years:

-	Relative TSR (vs. a pre-defined Peer Group)

-	Absolute TSR

Section 162(m) - Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation paid to the CEO and the next three most highly compensated executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is treated as “qualified performance-based compensation” under Section 162(m), we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year.  Our 2005 Plan is stockholder-approved and stock options granted under the 2005 plan are intended to qualify as “qualified performance-based compensation”.  The Compensation and HR Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL ARRANGEMENTS, AND SEPARATION AGREEMENTS

EXECUTIVE EMPLOYMENT AGREEMENTS

Chief Executive Officer.  The Company announced on March 28, 2011 it appointed Ronald Michels, to serve as President, Chief Executive Officer and Director.  In connection with his appointment, Mr. Michels and the Company entered into an employment agreement, accepted April 15, 2011 for a term expiring on December 31, 2013 (the “Stated Termination Date”), which term will automatically be extended on an annual basis on each anniversary of the Stated Termination Date (“Anniversary Termination Date”) provided that neither Mr. Michels nor the Company notifies the other party in writing prior to the September 30 preceding such Stated Termination date or Anniversary Termination Date that such party elects not to extend the agreement.

Under the terms of the agreement, if the Company terminates Mr. Michels without “Cause” or in the event of  a “Change in Control” which results in either the involuntary termination without “Cause” of his employment with the Company or Mr. Michels’ voluntary resignation from the Company due to a reduction in responsibilities and duties associated with his position, or reduction in compensation (base salary, plus bonus at target without the prior express written consent of Mr. Michels), he shall be entitled to (A) an amount equal to 200% of the sum of (i) the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment plus (ii) his bonus at target of 110% of the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, (B) payment of the semi-annual bonus (at 100% of target prorated for the number of months worked in that period), (C) medical and dental insurance benefits for a maximum of twelve months, (D) executive outplacement services for up to six months, and (E) immediate vesting of (i) all stock options and (ii) all shares of restricted stock and restricted stock units granted prior to termination of employment to the extent earned if performance based.

If Mr. Michels’ employment terminates on the Stated Termination Date or any Anniversary Termination Date, he is entitled to (x) the vesting of his stock options, restricted stock and restricted stock units that would have vested within twelve months of the expiration date of the agreement and (y) an amount equal to the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment and (z) payment of any short-term incentive bonus for the year ending on the Stated Termination Date or any subsequent Anniversary Termination Date that has been awarded and earned in accordance with the Company’s normal course, but not yet paid.

Executive Vice President, Quality and Design Technology.  The Company announced on March 28, 2011 it appointed John van Saders, to serve as Senior Vice President - RF Products.  In connection with his appointment, Mr. van Saders and the Company entered into an employment agreement, accepted April 15, 2011, for a term expiring December 31, 2013 (the “Stated Termination Date”), which term shall automatically be extended on an annual basis on each anniversary of the Stated Termination Date (“Anniversary Termination Date”) provided that neither Mr. van Saders nor the Company notifies the other party in writing prior to the September 30 preceding such Stated Termination Date or Anniversary Termination Date that such party elects not to extend the agreement.  Mr. van Saders was promoted to the position of Executive Vice President, Quality and Design Technology on August 22, 2012.

Under the terms of the agreement, in the event of a “Change in Control” which results in either the involuntary termination of his employment with the Company without “Cause” or Mr. van Saders’ voluntary resignation from the Company due to a reduction in the responsibilities and duties associated with his position, or reduction in compensation (base salary, plus bonus at target (without the express consent of Mr. van Saders), he will be entitled to (A) an amount equal to (i) twelve months of base salary and payment of the annual bonus at 100% of target plus (ii) his semi-annual bonus for the period during which termination occurs (at 100% of target) prorated for the numbers of complete months worked in that period, (B) continuation of all current medical and dental insurance benefits for a maximum of twelve (12) months, (C) executive outplacement services for up to six months and (D) immediate vesting of all stock options and shares of restricted stock and restricted stock units granted prior to termination of employment, to the extent such options, stock and units have been earned if performance based.  If the Company terminates Mr. van Saders without “Cause” at any time prior to the Stated Termination Date or any Anniversary Termination Date, absent the occurrence of a Change in Control, Mr. van Saders shall be entitled to (A) an amount equal to six months base salary and payment of the semi-annual bonus at 100% of target, (B) continuation of all current medical and dental insurance benefits for a maximum of twelve (12) months, (C) executive outplacement services for up to six months and (D) immediate vesting of all stock options and shares of restricted stock and restricted stock units granted prior to termination of employment, to the extent such options, stock and units have been earned if performance based.

If Mr. van Saders’ employment terminates on the Stated Termination Date or any Anniversary Termination Date, he is entitled to the vesting of his stock options and restricted stock and restricted stock units that would have vested within twelve months of the expiration date of the agreement.

Vice President and Chief Financial Officer.  The Company announced on November 14, 2011 it appointed Terrence Gallagher, to serve as Vice President, Chief Financial Officer.  In connection with his appointment, Mr. Gallagher and the Company entered into an employment agreement, effective November 14, 2011 for a term expiring on December 31, 2013 (the “Stated Termination Date”), which term will automatically be extended on an annual basis on the Stated Termination Date and on each anniversary of the Stated Termination Date (“Anniversary Termination Date”) provided that neither Mr. Gallagher nor the Company notifies the other party in writing prior to the September 30 preceding such Stated Termination Date or Anniversary Termination Date that such party elects not to extend the agreement.

Under the terms of the agreement, if within 12 months following a “Change in Control”, the Company terminates Mr. Gallagher without “Cause” or Mr. Gallagher voluntarily resigns from the Company due to a material reduction in responsibilities and duties associated with his position, or a material reduction in compensation (base salary, plus bonus at target without the prior express written consent of Mr. Gallagher), he will be entitled to (A) an amount equal to (x) twelve months of base salary and payment of the annual bonus at 100% of target and (y) payment of the semi-annual bonus for the period during which termination occurs (at 100% of target) prorated for the number of complete months worked in that period, (B)  subject to timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), COBRA continuation coverage premiums for up to a maximum of twelve months, (C) executive outplacement services for up to six months and (D) immediate vesting of  all stock options, shares of restricted stock and restricted stock units granted under any stock or stock option plan of the Company, to the extent such stock options, shares of restricted stock, or restricted stock units have been earned (if performance based) and not vested as of such termination date.

If Mr. Gallagher’s employment is terminated without “Cause” at any time prior to the Stated Termination Date or Anniversary Termination Date, absent the occurrence of a Change in Control or more than twelve months following a Change in Control, he will be entitled to (A) an amount equal to (x) twelve months of base salary and (y) payment of the semi-annual bonus for the period during which termination occurs (at 100% of target) prorated for the number of complete months worked in that period, (B)  subject to timely election of continuation coverage under COBRA, COBRA continuation coverage premiums for up to a maximum of twelve months, (C) executive outplacement services for up to six months, and (D) the continued vesting of all stock options, restricted stock and restricted stock units previously granted which have not vested as of the termination date but would have vested within twelve months of such date, on the original scheduled vesting dates, to the extent such stock options, shares of restricted stock, or restricted stock units have been earned (if performance based).

If Mr. Gallagher’s employment terminates on the Stated Termination Date or any Anniversary Termination Date, he will be entitled to (A) an amount equal to twelve months base salary, (B) the annual short-term bonus for the calendar year in which the Agreement expires, to the extent earned and not yet paid, and (C) the continued vesting of all stock options, restricted stock and restricted stock units previously granted which have not vested as of such termination date but would have vested within twelve months of such date, on the original scheduled vesting dates, to the extent such stock options, shares of restricted stock, or restricted stock units have been earned (if performance based).

The following table shows the estimated value transfer to each Named Executive Officer under various termination of employment scenarios (assuming the termination or death occurred on December 31, 2011):

Summary Chart Scenario	Ron Michels (1)	John van Saders (2)	Terrence Gallagher (3)	Total
If Retirement or Voluntary Resignation	$0	$0	$0	$0
If Termination for Cause	$0	$0	$0	$0
If Termination without Cause	$3,172,567	$426,897	$437,388	$4,036,852
If Change-In-Control followed by resignation for Good Reason	$3,172,567	$786,897	$681,582	$4,641,046
If Death Occurs	$959,616	$143,254	$79,755	$1,182,625

(1)
For Mr. Michels, the Termination without Cause and Change-In-Control payments include separation payments of $2,178,450 inclusive of second half 2012 short term incentive at target, accelerated vesting restricted stock units of $959,616, outplacement benefits of $15,000, and medical and dental benefits of $19,501.  The payments in the event of death represent only the accelerated vesting of restricted stock units.

(2)
For Mr. van Saders, the Change-In-Control and Termination without Cause payments include separation payments of $612,000 (if Change-in-Control followed by a qualifying event inclusive of second half 2012 short term incentive at target) or $252,000 (if Termination without Cause), accelerated vesting of restricted stock units of $143,254, outplacement benefits of $15,000 and, medical and dental benefits of $16,643.  The payments in the event of death represent only the accelerated vesting of restricted stock units.

(3)
For Mr. Gallagher, the Change-In-Control and Termination without Cause payments include separation payments of $531,250 (if Change-in-Control followed by qualifying event inclusive of second half 2012 short term incentive at target) or $343,750 (if Termination without Cause), accelerated vesting of restricted stock units of $118,689 (if Change-in-Control followed by a qualifying event) or $61,995 (if Termination without Cause), outplacement benefits of $15,000 and medical and dental benefits of $16,643.  The payments in the event of death represent accelerated vesting of restricted stock units and payment of annual bonus earned but not yet paid ($17,760).

COMPENSATION AND HR COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012.

SUBMITTED BY THE COMPENSATION AND HR COMMITTEE OF THE BOARD OF DIRECTORS OF ANADIGICS, Inc.

Harry T. Rein, Chairman
Lew Solomon
Dennis Strigl

The foregoing report of the Compensation and HR Committee is furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as incorporated therein by reference.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company’s Common Stock from December 31, 2007 through December 31, 2012 with the cumulative total return on the NASDAQ Stock Market Index and the Philadelphia Semiconductor Index, considered to be an index of the Company’s peer group, during the same period. The comparison assumes $100 was invested on December 31, 2007 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The Company did not declare, nor did it pay any cash dividends during the comparison period. Notwithstanding any statement to the contrary in any of the Company’s previous or future filings with the Securities and Exchange Commission, the graph shall not be incorporated by reference into any such filings.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

If a stockholder of the Company wishes to have a proposal included in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders, the proposal must be received at the Company’s principal executive offices by November 28, 2013 and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2014 Annual Meeting. If a stockholder desires to bring business before the meeting which is not the subject of a proposal complying with the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company’s by-laws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Secretary of the Company.

One of the procedural requirements in the Company’s by-laws is timely notice in writing of the business that the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2014 Annual Meeting or notice of a proposed nomination to the Board must be received by the Secretary of the Company no later than 90 days before the first anniversary date of this Proxy Statement, to be presented at the meeting. If, however, the date of next year’s Annual Meeting is earlier than April 12, 2014, or later than June 11, 2014, the earliest date will be determined by the Board of Directors. Any such notice must provide the information required by the Company’s by-laws with respect to the stockholder making the proposal, the nominee (if any) and the other business to be considered (if any). Under rules promulgated by the Securities and Exchange Commission, the Company, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to any proposals that do not comply with the procedures described above. Proposals may be mailed to the Company, to the attention of the Secretary, 141 Mt. Bethel Road, Warren, NJ 07059.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holder may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement may have been sent to multiple stockholders in the same household.  We will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the Company to the attention of the Secretary, 141 Mt. Bethel Road, Warren, New Jersey 07059.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

Appendix A
ANADIGICS, INC.
AMENDED AND RESTATED (as of 3/20/2013)
2005 LONG TERM INCENTIVE AND SHARE AWARD PLAN
(Subject to Shareholder approval)

1. Purposes.

The purposes of the 2005 Long Term Incentive and Share Award Plan are to advance the interests of ANADIGICS, Inc. and its shareholders by providing a means to attract, retain, and motivate employees, consultants and directors of the Company, its subsidiaries and affiliates, to provide for competitive compensation opportunities, to encourage long term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long term value for stockholders by aligning the interests of such persons with those of stockholders.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan; provided, however, that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

(b) “Award” means any Option, SAR, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Dividend Equivalent, or Other Share-Based Award granted to an Eligible Person under the Plan.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(d) “Beneficiary” means the person, persons, trust or trusts which have been designated by an Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(g) “Committee” means the Compensation Committee of the Board, or such other Board committee (which may include the entire Board) as may be designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the
Committee shall consist of two or more directors of the Company, each of whom is a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act, to the extent applicable, and each of whom is an “outside director” within the meaning of Section 162(m) of the Code, to the extent applicable; provided, further, that the mere fact that the Committee shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.

(h) “Company” means ANADIGICS, Inc., a corporation organized under the laws of Delaware, or any successor corporation.

(i) “Director” means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.

(j) “Dividend Equivalent” means a right, granted under Section 5(g), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

(k) “Eligible Person” means (i) an employee or consultant of the Company, a Subsidiary or an Affiliate, including any director who is an employee, or (ii) a Director. Notwithstanding any provisions of this Plan to the contrary, an Award may be granted to an employee, consultant or Director, in connection with his or her hiring or retention prior to the date the employee, consultant or Director first performs services for the Company, a Subsidiary or an Affiliate; provided, however, that any such Award shall not become vested or exercisable prior to the date the employee, consultant or Director first performs such services.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

(m) “Fair Market Value” means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. If the Shares are listed on any established stock exchange or a national market system, unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the mean between the high and low selling prices per Share on the immediately preceding date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially quoted on such exchange.

(n) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(o) “NQSO” means any Option that is not an ISO.

(p) “Option” means a right, granted under Section 5(b), to purchase Shares.

(q) “Other Share-Based Award” means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.

(r) “Participant” means an Eligible Person who has been granted an Award under the Plan.

(s) “Performance Share” means a performance share granted under Section 5(f).

(t) “Performance Unit” means a performance unit granted under Section 5(f).

(u) “Plan” means this 2005 Long Term Incentive and Share Award Plan.

(v) “Restricted Shares” means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

(w) “Restricted Share Unit” means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

(x) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(y) “SAR” or “Share Appreciation Right” means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

(z) “Shares” means common stock, $0.01 par value per share, of the Company, and such other securities as may be substituted for Shares pursuant to Section 4(c) hereof.

(aa) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(bb) “Termination of Service” means the termination of the Participant’s employment, consulting services or directorship with the Company, its Subsidiaries and its Affiliates, as the case may be. A Participant employed by a Subsidiary of the Company or one of its Affiliates shall also be deemed to incur a Termination of Service if the Subsidiary of the Company or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee or director of, or a consultant to, the Company, another Subsidiary of the Company or an Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and
Affiliates shall not be considered a Termination of Service.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select Eligible Persons to whom Awards may be granted;

(ii) to designate Affiliates;

(iii) to determine the type or types of Awards to be granted to each Eligible Person;

(iv) to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(v) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, exchanged, or surrendered;

(vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person;

(vii) to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

(viii) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(ix) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(x) to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable;

(xi) to determine whether uncertificated Shares may be used in satisfying Awards and otherwise in connection with the Plan; and

(xii) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

(b) Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries,

Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to other members of the Board or officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law.

(c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

(d) Limitation on Committee’s Discretion. Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, if the Award Agreement so provides, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.

(e) No Option or SAR Repricing Without Shareholder Approval. Except as provided in the first sentence of Section 4(c) hereof relating to certain antidilution adjustments, unless the approval of shareholders of the Company is obtained, Options and SARs issued under the Plan shall not be amended to lower their exercise price and Options and SARs issued under the Plan will not be exchanged for other Options or SARs with lower exercise prices or for other awards the effect of which would be a repricing of the Options or SARs.

(f) Limitation on Committee’s Authority under 409A. Anything in this Plan to the contrary notwithstanding, the Committee’s authority to modify outstanding Awards shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code.

4. Shares Subject to the Plan.

(a) Subject to adjustment as provided in Section 4(c) hereof, (i) the total number of Shares reserved for issuance in connection with Awards under the Plan shall be 24,850,000, and (ii) the total number of Shares reserved for issuance in connection with Awards other than Options (i.e., SARs, Restricted Share, Restricted Unit, Performance Share, Performance Unit, Dividend Equivalents and Other Share-Based Awards) shall be 24,550,000. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the applicable provisions of the preceding sentence. If any Awards are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be canceled to the extent of the number of Shares as to which the Award is exercised.

(b) Subject to adjustment as provided in Section 4(c) hereof, the maximum number of Shares (i) with respect to which Options or SARs may be granted during a calendar year to any Eligible Person under this Plan shall be 750,000 Shares, and (ii) with respect to Performance Shares, Performance Units, Restricted Shares or Restricted Share Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be the equivalent of 750,000 Shares during a calendar year to any Eligible Person under this Plan.

(c) In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, extraordinary distribution or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable (i), adjust any or all of (x) the number and kind of shares which may thereafter be issued under the Plan, (y) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (z) the exercise price, grant price, or purchase price relating to any Award[, or (ii) provide for a distribution of cash or property in  respect of any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise and provided further, that no adjustment shall be made pursuant to this Section 4(c) that causes any Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives, if any, included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that, if an Award Agreement specifically so provides, the Committee shall not have discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(d) Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

5. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of Termination of Service by the Eligible Person.

(b) Options. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price per Share of an Option shall not be less than the Fair Market Value of a Share on the date of grant of the Option. The Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

(ii) Option Term. The term of each Option shall be determined by the Committee; provided, however, that such term shall not be longer than ten years from the date of grant of the Option.

(iii) Time and Method of Exercise. The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares, notes or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons; provided, however, that in no event may any portion of the exercise price be paid with Shares acquired either under an Award granted pursuant to this Plan, upon exercise of a stock option granted under another Company plan or as a stock bonus or other stock award granted under another Company plan unless, in any such case, the Shares were acquired and vested more than six months in advance of the date of exercise.

(iv) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that the ISO shall be granted within ten years from the earlier of the date of adoption or shareholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

(c) SARs. The Committee is authorized to grant SARs (Share Appreciation Rights) to Eligible Persons on the following terms and conditions:

(i) Right to Payment. A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise over (2) the exercise price per Share of the SAR as determined by the Committee as of the date of grant of the SAR (which shall not be less than the Fair Market Value per Share on the date of grant of the SAR and, in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

(ii) The Committee shall determine, at the time of grant, the time or times at which a SAR may be exercised in whole or in part (which shall not be more than ten years after the date of grant of the SAR), the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter and (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

(d) Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:

(i) Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on  transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

(ii) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon Termination of Service during the applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of Termination of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

(iii) Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares and, unless otherwise determined by the Committee, the Company shall retain physical possession of the certificate and the Participant shall deliver a stock power to the Company, endorsed in blank, relating to the Restricted Shares.

(iv) Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Unless otherwise determined by the Committee, Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

(e) Restricted Share Units. The Committee is authorized to grant Restricted Share Units to Eligible Persons, subject to the following terms and conditions:

(i) Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

(ii) Forfeiture. Except as otherwise determined by the Committee at the date of grant or thereafter, upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of Termination of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at the date of grant, Dividend Equivalents on the specified number of Shares covered by a Restricted Share Unit shall be either (A) paid with respect to such Restricted Share Unit at the dividend payment date in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Share Unit and the amount or value thereof automatically deemed reinvested in additional Restricted Share Units or other Awards, as the Committee shall determine or permit the Participant to elect.

(f) Performance Shares and Performance Units. The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:

(i) Performance Period. The Committee shall determine a performance period (the “Performance Period”) of one or more years or other periods and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon the performance criteria as the Committee may deem appropriate. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Performance Shares and Performance Units for which different Performance Periods are prescribed.

(ii) Award Value. At the beginning of a Performance Period, the Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met.

(iii) Significant Events. If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, if an Award Agreement so provides, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(iv) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon Termination of Service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of Terminations of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

(v) Payment. Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing as soon as practicable after the end of the relevant Performance Period.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify; provided, however, that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of any underlying Awards to which they relate.

(h) Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a “bonus” and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(h).

6. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the
Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company or any Subsidiary or Affiliate.  Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to the provisions of Section 3(e) hereof prohibiting Option and SAR repricing without shareholder approval, the per Share exercise price of any Option, or grant price of any SAR, which is granted, in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.

(b) Term of Awards. The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or a SAR exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

(c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, notes or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect  to Awards, including the rate of interest to be credited with respect to such payments, and the
Committee may require deferral of payment under an Award if, in the sole judgment of the
Committee, it may be necessary in order to avoid nondeductibility of the payment under Section
162(m) of the Code.

(d) Nontransferability. Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his guardian or legal representative. An Eligible Person’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person’s creditors.

(e) Noncompetition. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with, solicit customers or employees of, or disclose or use confidential information of, the Company or its Affiliates.

7. Performance Awards.

(a) Performance Awards Granted to Covered Employees. If the Committee determines that an Award (other than an Option or SAR) to be granted to an Eligible Person should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such Award (each, a “Performance Award”) shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7(a).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(a). The performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, vested, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, vesting, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or Affiliates or other business units or lines of business of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income; (9) Share price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries, Affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals; Per-Person Limit. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. In all cases, the maximum Performance Award of any Participant shall be subject to the limitation set forth in Section 4(b) or 7(a)(v), as applicable.

(iv) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to the Participant in respect of a Performance Award subject to this Section 7(a). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of Termination of Service of the Participant or other event (including a Change of Control) prior to the end of a performance period or settlement of such Performance Awards.

(v) Maximum Annual Cash Award. The maximum amount payable upon settlement of a cash-settled Performance Unit (or other cash-settled Award) granted under this Plan for any calendar year to any Eligible Person that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $1,000,000.

(b) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m) of the Code. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. General Provisions.

(a) Compliance with Legal and Trading Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any stock exchange, regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or any required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under the Plan may be subject to such other restrictions on transfer as determined by the Committee.

(b) No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving any employee, consultant or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee’s, consultant’s or director’s employment or service at any time.

(c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to  satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state and local law.

(d) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment or alteration shall be subject to the approval of the Company’s shareholders (i) to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or (ii) as it applies to ISOs, to the extent such shareholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.

(e) No Rights to Awards; No Shareholder Rights. No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.

(f) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(g) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(h) Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees, consultants or directors unless the Company shall determine otherwise.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws thereof.

(k) Effective Date; Plan Termination. The Plan shall become effective as of April 6, 2005 (the “Effective Date”), subject to approval by the shareholders of the Company. The Plan shall terminate as to future awards on the date which is ten (10) years after the Effective Date.

(l) Section 409A. It is intended that the Plan and Awards issued thereunder will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent. The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

(m) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 07, 20l3

ANADIGICS, INC.	Meeting Information
Meeting Type: AnnualMeeting
For holders as of: March 20,2013
Date: May 07, 2013 Time: 10:00 AM EDT
Location: Somerset Hills Hotel
200 Liberty Corner Road
Route 525
Warren, NJ 07059

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Combined Document
How to View Online:
Have the information that is printed in the box marked by the arrow ÚXXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:     www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*:         sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow Ú XXXX XXXX XXXX (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 23, 2013 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "legalproxy." To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow ÚXXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting items

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors

Nominees

1.1	David Fellows

1.2	Ronald Rosenzweig

1.3	Lewis Solomon

The Board of Directors recommends you vote FOR the following proposal(s):

2	Ratification of the appointment of the independent registereed public accounting firm.

3	The approval, on an advisory basis, of the compensation of ourNamed Executive Oficers.

4	Approve an amendment to the 2005 long term incentive and share award plan.

NOTE:	In their discretion, the proxies are authorized to vote uponsuch other business as may properly come before the Annual Meeting or any adjournment thereof.

Voting lnstructions

THIS SPACE RESERVED FOR LANGUAGE PERTAINING TO BANKS AND BROKERS AS REQUIRED BY THE NEW YORK STOCK EXCHANGE

THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE

Anadigics, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote "FOR" all 3 nominees listed and "FOR" Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain	For	Against	Abstain	For	Against	Abstain
	☐	☐	☐	☐	☐	☐	☐	☐	☐
01 - David Fellows				02 - Ronald Rosenzweig			03 - Lewis Solomon

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐	3.	The approval, on an advisory basis, of the compensation of our Named Executive Officers.	☐	☐	☐

4.	Approve an amendment to the 2005 Long Term Incentive and Share Award Plan.	☐	☐	☐		In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.
The proxy statement and the 2012 Annual Report to Shareholders are available at: http://materials.proxyvote.com/032515

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - ANADIGICS, INC.

Meeting of Stockholders - May 7, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Ronald Michels and Terrence G. Gallagher, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of ANADIGICS, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Meeting of Stockholders of the company to be held May 7, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2, 3 AND 4.

(Continued and to be marked, dated and signed, on the other side)